Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

DOUBLE EAGLE III MIDCO 2 LLC,

AS SELLER,

AND

PIONEER NATURAL RESOURCES USA, INC.,

AS PURCHASER,

AND

PIONEER NATURAL RESOURCES COMPANY,

AS PARENT

DATED AS OF APRIL 1, 2021

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APPENDICES:

Appendix A	-	Definitions

EXHIBITS:

Exhibit A	-	Form of Assignment Agreement
Exhibit B	-	Form of Registration Rights Agreement
Exhibit C	-	Form of Indemnity Holdback Escrow Agreement

SCHEDULES:

Schedule 1.1(a)	-	Real Property Interests
Schedule 1.1(b)	-	Wells
Schedule 1.1(c)	-	Surface Contracts
Schedule 3.1	-	Seller Knowledge Individuals
Schedule 3.5	-	No Conflicts
Schedule 3.7(a)	-	Pending Litigation
Schedule 3.7(b)	-	Pending Actions
Schedule 3.8	-	Taxes
Schedule 3.9	-	Capital Commitments
Schedule 3.11(a)	-	Material Contracts
Schedule 3.12	-	Imbalances
Schedule 3.13	-	Consents and Preferential Rights
Schedule 3.14	-	Non-Consent Operations
Schedule 3.15	-	Environmental Matters
Schedule 3.16	-	Suspense Funds
Schedule 3.18	-	Capitalization
Schedule 3.19	-	Subsidiaries; Investments
Schedule 3.20	-	Bank Accounts
Schedule 3.21	-	Leases
Schedule 3.22	-	Surface Contracts
Schedule 3.23	-	Wells and Equipment
Schedule 3.30	-	Bonds, Letters of Credit, and Guaranties
Schedule 3.31	-	Indebtedness
Schedule 3.34	-	Financial Statements
Schedule 3.35(a)	-	Intellectual Property
Schedule 3.39	-	Insurance
Schedule 3.40(a)	-	Terminated Hedging Transactions
Schedule 3.40(b)	-	Replacement Hedging Transactions
Schedule 3.40(c)	-	Execution Date Hedging Transactions
Schedule 4.1	-	Purchaser Knowledge Individuals
Schedule 5.4	-	Operation of Business
Schedule 5.8	-	Terminated Related Party Contracts
Schedule 5.9	-	Conduct of Purchaser Parties

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of April 1, 2021 (the “Execution Date”), by and among Double Eagle III Midco 2 LLC, a Delaware limited liability company (“Seller”), on the one part, and Pioneer Natural Resources USA, Inc., a Delaware corporation (“Purchaser”), and Pioneer Natural Resources Company, a Delaware corporation (“Parent” and, together with Purchaser, the “Purchaser Parties”) on the other part. Seller, Purchaser and Parent are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, Seller owns 100% of the issued and outstanding Interests of Double Eagle III Midco 1 LLC, a Delaware limited liability company (the “Company,” and all of such Interests, the “Company Interests”);

WHEREAS, the Company owns 100% of the issued and outstanding Interests of Eagle Point Royalty Member LLC, a Delaware limited liability company (“Eagle Point Member”), Park Hill Resources LLC, a Delaware limited liability company (“Park Hill”), DE3 Operating LLC, a Delaware limited liability company (“DE3 Operating”), DE Midland III LLC, a Delaware limited liability company (“DE Midland”), Bobwhite Electric LLC, a Delaware limited liability company (“Bobwhite”), and Double Eagle Finance Corporation, a Delaware corporation (“DE Finance”);

WHEREAS, the Company and Eagle Point Member own 99% and 1%, respectively of the issued and outstanding Interests of Eagle Point Royalty LLC, a Delaware limited liability company (“Eagle Point”);

WHEREAS, Park Hill owns 100% of the issued and outstanding Interests of Park Hill Disposal LLC, a Delaware limited liability company (“Park Hill Disposal” and, together with the Company, Eagle Point Member, Eagle Point, Park Hill, DE3 Operating, DE Midland, Bobwhite and DE Finance, collectively, the “Company Group”); and

WHEREAS, the Parties desire that, at the Closing, Seller shall sell and transfer to Purchaser, and Purchaser shall purchase from Seller, the Company Interests, upon the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1    Defined Terms. In addition to the terms defined in the Preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined, and its other grammatical forms have corresponding meanings.

Section 1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. All references to “$” shall be deemed references to Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date, and, as applicable, as consistently applied in the oil and gas industry. Unless the context requires otherwise, the word “or” is not exclusive. As used herein, the word (a) “day” means calendar day; (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, or other subdivision unless expressly so limited; (d) “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection, and clause hereof in which such words occur; and (e) “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits, and Schedules referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. References to a specific time shall refer to prevailing Central Time, unless otherwise indicated. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date.

ARTICLE 2

PURCHASE AND SALE

Section 2.1    Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, and convey the Company Interests to Purchaser, free and clear of any Encumbrances (other than restrictions on transfer that may be imposed by state or federal securities Laws or the Company Organizational Documents), and Purchaser agrees to purchase, accept, and pay for the Company Interests.

Section 2.2    Purchase Price. The total consideration to be paid for the Company Interests shall be comprised of (i) cash in the amount of $1,000,000,000 (the “Cash Purchase Price”) and (ii) 27,187,500 shares of Parent Common Stock (such shares of Parent Common Stock, the “Stock Purchase Price” and, together with the Cash Purchase Price, the “Purchase Price”). Notwithstanding the foregoing, if, at any time on or after the date hereof and prior to the Closing, (x) Parent makes (or any record date occurs with respect thereto) (A) any Parent dividend or distribution on the Parent Common Stock in Parent Common Stock, (B) subdivision or split of any Parent Common Stock, (C) combination or reclassification of Parent Common Stock into a smaller number of shares of Parent Common Stock or (D) issuance of any securities by reclassification of Parent Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Parent is the surviving person) or (y) any merger, consolidation, combination, or other transaction is consummated pursuant to which Parent Common Stock is converted to cash or other securities, then the number of shares of Parent Common Stock to be issued to Seller (and/or, if applicable, to those Seller Designees to whom Seller designates to receive all or a portion of the shares of Parent Common Stock comprising the Stock Purchase Price as identified in writing to Purchaser at least two Business Days prior to the Closing Date) as the Stock Purchase Price pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (x)(D) and (y) to provide for the receipt by Seller, in lieu of any Parent Common Stock, the same number or amount of cash and/or securities as is received in exchange for each share of Parent Common Stock in connection with any such transaction described in clauses (x)(D) and (y) hereof. An adjustment made pursuant to the foregoing sentence shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reclassification or other transaction.

Section 2.3    Indebtedness Free. Except for Indebtedness under the Existing Company Notes, the Company RBL or as described in Schedule 3.31, at the Closing, the Company Group will not be responsible for any obligations to repay Indebtedness. Accordingly, except as set forth in Section 5.14, at or prior to the Closing, Seller will pay, or cause an Affiliate (other than a Company Group Member) to repay (or otherwise cause the release of the Company Group from any obligations with respect to), any outstanding Indebtedness (other than Indebtedness under the Existing Company Notes or the Company RBL) with respect to, or binding upon, any Company Group Member, any Company Group Interests, or any Assets.

Section 2.4    Withholding. The Purchaser Parties and their Affiliates shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Seller such amounts as may be required to be deducted or withheld therefrom under the Code or pursuant to any other applicable Law (and, for the avoidance of doubt, to the extent deduction and withholding is required in respect of the delivery of any Parent Common Stock pursuant to this Agreement, a portion of the Parent Common Stock otherwise deliverable hereunder may be withheld). If the applicable withholding agent intends to withhold from any amounts payable to Seller (other than with respect to any withholding relating to a failure by Seller to deliver to Purchaser, at or prior to the Closing, the deliverable contemplated in Section 7.2(b)), the applicable withholding agent shall use commercially reasonable efforts to provide prior notice of such withholding to the Company as soon as reasonably practicable after it determines withholding is required and to reasonably cooperate to reduce or eliminate such withholding to the extent permissible under applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate

Governmental Authority within the time frame that is required under applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding, and, if a portion of the Parent Common Stock otherwise deliverable to a Person is withheld hereunder, the relevant withholding party shall be treated as having sold such Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the closing price of shares of Parent Common Stock on the NYSE on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Authority.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1    Generally.

(a)    Any representation or warranty qualified by the “knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the Knowledge of the individuals listed in Schedule 3.1.

(b)    Subject to the foregoing provisions of this Section 3.1, the disclaimers and waivers contained in and the other terms and conditions of this Agreement, and the exceptions and matters set forth on the Schedules attached to this Agreement, Seller represents and warrants to the Purchaser Parties the matters set forth in this Article 3 as of the Execution Date (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date).

Section 3.2    Existence and Qualification.

(a)    Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified to do business in all jurisdictions in which its ownership of property or conduct of business requires Seller to be qualified except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not been and would not reasonably be expected to be material to Seller.

(b)    The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified to do business in all jurisdictions in which its ownership of property or conduct of business requires the Company to be qualified except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate has not been and would not reasonably be expected to be material to the Company Group.

(c)    Each Company Subsidiary is duly organized, validly existing, and in good standing under the Laws of the State of Delaware and, except for Eagle Point Member and DE Finance, is duly qualified to do business in the State of Texas and all other jurisdictions in which its ownership of property or conduct of business requires such Company Subsidiary to be qualified except, where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Group.

Section 3.3    Organizational Power. Seller has all requisite limited liability company power to enter into and perform this Agreement and each Transaction Document to which Seller is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents. Each Company Group Member has all requisite organizational power to own, lease, and operate its properties and to carry on its business as now being conducted except, where the failure to have such power, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Group.

Section 3.4    Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by Seller at Closing and all other Transaction Documents to which Seller is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing and all other Transaction Documents will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.5    No Conflicts. Except as set forth on Schedule 3.5, subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Seller, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of Seller or any Company Group Member, (b) result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Seller or any Company Group Member is a party or that affects the Assets or any Company Group Interests, (c) violate any judgment, order, writ, injunction, ruling, or decree in any material respect applicable to Seller, any Company Group Member or any of the Assets, or (d) violate any Laws in any material respect applicable to Seller, any Company Group Member or any of the Assets.

Section 3.6    Liability for Brokers’ Fees. Except to the extent provided for in Section 5.16, none of Purchaser, its Affiliates, or the Company Group shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its respective Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 3.7    Litigation.

(a)    Except as set forth on Schedule 3.7(a), there are no actions, suits or proceedings against Seller or any Company Group Member pending with any Governmental Authority or arbitrator, or, to Seller’s knowledge, threatened in writing (i) with respect to or affecting the Assets or any Company Group Member that would reasonably be expected to be material to the Company Group or (ii) that would materially impair, hinder, or delay Seller’s ability to perform its obligations under this Agreement or any Transaction Document.

(b)    There is no outstanding material judgment, order, writ, injunction, ruling, or decree, or pending or, to the knowledge of Seller, threatened material investigation by, any Governmental Authority relating to any Company Group Member, any Company Group Interests, any of the Assets, or the transactions contemplated by this Agreement. Except as set forth on Schedule 3.7(b), there is no material action, suit, or proceeding (i) by any Company Group Member pending, or for which any Company Group Member has commenced preparations to initiate, against any other Person, or (ii) by any Third Party (including any Representative of Seller or any of its Affiliates) pending in connection with the business of the Company Group that is financed by Seller or any of its Affiliates or for which Seller or any of its Affiliates is (or will be) responsible for any portion of the costs, expenses or liabilities thereof. Except as set forth on Schedule 3.7(b), during the past two years prior to the Execution Date, there have been no personal injuries or death of any Person in connection with the business of the Company Group Members for which any Company Group Member would have any liability in any material respect after the Closing Date. Notwithstanding the foregoing, with respect to matters pertaining to Assets that are operated by a Person other than Seller or a Company Group Member, the representations and warranties set forth in this Section 3.7(b) are limited to the knowledge of Seller.

Section 3.8    Taxes.

(a)    All income and franchise Taxes and all other material Taxes that have become due or payable with respect to the Company or any of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid in full.

(b)    All material Tax Returns that were required to be filed by or with respect to the Company or any of its Subsidiaries have been filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct in all material respects.

(c)    The Taxes reflected on the Tax Returns that will be filed under Section 10.1 will be the only income or franchise Taxes payable by the Company or any of its Subsidiaries for the taxable periods covered by such Tax Returns.

(d)    Except as set forth on Schedule 3.8, no audits, examinations, investigations or proceedings are pending, in progress or have been threatened in writing with respect to any Taxes or Tax Returns relating to the Company or any of its Subsidiaries.

(e)    Other than with respect to DoublePoint Energy, LLC, none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed or otherwise treated as a partnership under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state or local Law.

(f)    There is not currently in effect, and neither Seller nor any Affiliate of Seller has consented in writing to, any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material amounts of Taxes.

(g)    Except as set forth on Schedule 3.8, no deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or withdrawn.

(h)    No claim has been made by any Taxing authority in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that any material Tax Return is required to be filed or any material Taxes are required to be paid in such jurisdiction with respect to the Company or any of its Subsidiaries.

(i)    There are no liens for Taxes (other than liens described in clause (d) of the definition of Permitted Encumbrances) on any of the Assets.

(j)    Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing a consolidated federal income Tax Return, or a member of a combined, consolidated, unitary or other similar group for state, local or foreign Tax purposes, other than the Texas franchise tax unitary group of which DE3 Operating is the reporting entity. Neither the Company nor any of its Subsidiaries has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or non-U.S. Law, or as a transferee or successor, by Contract (other than, in each case, liabilities for Taxes (i) pursuant to an agreement, contract, arrangement or commitment entered into with customers, vendors, lessors or the like in the ordinary course of business and the primary purpose of which does not relate to Taxes (a “Customary Agreement”) or (ii) of the Texas franchise tax unitary group of which DE3 Operating is the reporting entity). The Company and its Subsidiaries have timely paid all material amounts of Taxes required to be paid by or on behalf of them pursuant to any Customary Agreement.

(k)    For U.S. federal income Tax purposes and all applicable state and local Tax purposes, (i) the Company and each of its Subsidiaries (other than DE Finance, Eagle Point and Eagle Point Member) has been classified as a disregarded entity, as defined in Treasury Regulation Section 301.7701-3(b)(1)(ii), at all times since its formation and (ii) DE Finance has been classified as an association taxed as a corporation at all times since its formation. Eagle Point Member and Eagle Point (i) were classified, respectively, as an association taxed as a corporation and as a partnership at all times from their respective formation until March 31, 2021 and (ii) have been classified as disregarded entities at all times since March 31, 2021.

(l)    Neither the Company nor any of its Subsidiaries has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(m)    Neither the Company nor any of its Subsidiaries is, or has ever been, a party to, or bound by, any agreement or arrangement relating to the sharing, indemnification or allocation of Tax liabilities (or any similar agreement or arrangement) between or among Persons, in each case, other than (i) a Customary Agreement, or (ii) an agreement among only the Company and the Company Subsidiaries.

(n)    Neither the Company nor any of its Subsidiaries has requested or received any rulings from, or entered into any arrangements with, any Governmental Authority, or received or benefited from any Tax exemption, Tax holiday or other Tax reduction agreement or order, or other special Tax regime (each a “Tax Incentive”). Neither Purchaser nor any of its Affiliates will be liable to any Governmental Authority after the Closing for any amounts benefiting the Company or any of its Subsidiaries before the Closing under or with respect to any such Tax Incentives (including as a result of a termination thereof or disqualification therefrom).

(o)    Neither the Company nor any of its Subsidiaries has participated in, or been a party to, a “listed transaction” as this term is defined in Treasury Regulations Section 1.6011-4(b) (or any predecessor provision).

(p)    Neither the Company nor any of its Subsidiaries (i) has ever been subject to Tax in a country outside of the country in which it is organized, or (ii) has ever had a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business in a country other than the country in which it is organized. Neither the Company nor any of its Subsidiaries currently owns or has ever owned an interest in any entity that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(q)    To the knowledge of Seller, the Company and each of its Subsidiaries has been in material compliance with respect to the proper classification of those individuals performing services as employees, leased employees, independent contractors or agents in all material respects. To the knowledge of Seller, the Company and each of its Subsidiaries has timely withheld and paid in full to the appropriate Governmental Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, equity interest holder, lender, customer, or other third party and all IRS Forms W-2, W-4, W-9 and 1099 required with respect thereto have been properly completed in all respects and timely filed.

(r)    The Company and each of its Subsidiaries has properly collected and remitted all material amounts of sales, use, value added, and similar Taxes with respect to sales or leases made to, purchases made from, or services provided to their customers or have properly received and retained any appropriate Tax exemption certificates and other documentation for all services provided, or sales, leases, purchases made, without charging or remitting sales, use, value added, or similar Taxes that qualify such sales, leases, purchases, or services as exempt from sales, use, value added, and similar Taxes.

(s)    Neither the Company nor any of its Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) otherwise deferred any Taxes (including the employee portion of any payroll Taxes) or changed any material Tax practice or filed an amended Tax Return under, or in response to, any Pandemic Response Law, (iii) claimed any Tax credits under Sections 7001 through 7005 of the FFCRA or Section 2301 of the CARES Act, or (iv) sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. Without duplication of the foregoing, the Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any action taken prior to the Closing in respect of the presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 or any other Pandemic Response Law.

Notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties in this Section 3.8 and Section 3.28 are the only representations and warranties in this Agreement with respect to the Tax matters of the Company, and (ii) the Seller makes no representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute of the Company or any of its Subsidiaries after the Closing Date, except for the representations and warranties set forth in Section 3.8(k), and (iii) Purchaser acknowledges and agrees that Purchaser cannot rely on Seller’s methodologies for the determination and reporting of Taxes that were utilized for any Tax period (or portion thereof) beginning prior to the Closing Date for purposes of calculating and reporting Taxes attributable to any Tax period (or portion thereof) beginning after the Closing Date.

Section 3.9    Capital Commitments. Except as set forth on Schedule 3.9, as of the Execution Date, with respect to properties operated by Third Parties there are no outstanding AFEs or other capital commitments to Third Parties that are binding on the Assets or any Company Group Member that could reasonably be expected to require expenditures in excess of $1,000,000, individually, net to the Company Group’s interest.

Section 3.10    Compliance with Laws. Each Company Group Member (including with respect to its ownership and operation of the Assets) is in material compliance with all applicable Laws and, to Seller’s knowledge, no Third Party operator is in material violation of any applicable Laws with respect to the Assets. As of the Execution Date, neither Seller nor any Company Group Member has received, and to Seller’s knowledge, no Third Party operator of any of the Assets has received, written notice of any material violation in any respect of any applicable Law relating to its operation of the Assets. As of the Execution Date, neither Seller nor any Company Group Member has received, and, to Seller’s knowledge, no Third Party operator of any of the Assets has received, written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law relating to its operation of the Assets in a material respect. This Section 3.10 does not include any matters with respect to Environmental Laws, which are exclusively addressed in Section 3.15, or Taxes, which are exclusively addressed in Section 3.8 and Section 3.28.

Section 3.11    Material Contracts.

(a)    Schedule 3.11(a) sets forth all Contracts as of the Execution Date of the type described below to which any Company Group Member is a party or by which any Company Group Member or any of the Assets are bound, in each case, that will be binding on any Company Group Member after Closing (the “Material Contracts”):

(i)    any Contract (excluding customary joint operating agreements) that can reasonably be expected to result in aggregate payments by the Company Group of more than $1,000,000 (net to the Company Group’s interest) during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)    any Contract that can reasonably be expected to result in aggregate revenues to the Company Group of more than $1,000,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)    any Hydrocarbon or water (produced or fresh) purchase and sale, acreage dedication, volume commitment, storage, marketing, transportation, processing, gathering, treatment, separation, compression, balancing, fractionation, disposal, handling, or similar Contract with respect to Hydrocarbons or water (produced or fresh) produced from or attributable to the Company Group’s interest in the Assets that is not terminable without penalty or other payment upon 60 days’ or less notice;

(iv)    any indenture, mortgage, deed of trust, loan, credit or note purchase agreements, or sale-leaseback agreements, guaranties, bonds, letters of credit, or similar financial agreements or other agreements or instruments governing Indebtedness in excess of $1,000,000 affecting any Company Group Member or the Assets, other than agreements solely between or among the Company and its Subsidiaries;

(v)    any Contract that constitutes a lease under which any Company Group Member is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by such Company Group Member without penalty or other payment upon 60 days’ or less notice and (B) involves an annual base rental of more than $1,000,000;

(vi)    any farmout or farmin agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, purchase and sale agreement, or other Contract providing for the purchase, exchange, farmin, or earning by any Company Group Member of any oil and gas lease or mineral rights, other than customary joint operating agreements;

(vii)    any agreement regarding any partnership, joint venture, option, put or call, or right of first refusal with respect to the Assets, any Company Group Interests, or any other assets or properties;

(viii)    any Contract that (A) contains or constitutes an existing area of mutual interest agreement or (B) includes non-competition or non-solicitation restrictions or other similar restrictions on a Company Group Member’s doing business;

(ix)    any Contract to sell, lease, exchange, transfer, or otherwise dispose of all or any material part of the Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Execution Date, but excluding rights of reassignment upon intent to abandon or release a Well or a Lease;

(x)    any Contract under which any Company Group Member has the right to be “carried” by another Person (i.e., have another Person pay its share of costs and expenses) or the obligation to “carry” another Person (i.e., pay the costs and expenses of another Person) with respect to, or in connection with, the ownership, operation, or development of the Properties or any other assets or properties (or future assets or properties);

(xi)    other than the Organizational Documents of any Company Group Member, any Related Party Contract;

(xii)    any agreement the primary purpose of which is the indemnification of another Person; and

(xiii)    any Contract that is a seismic, geological or geophysical license or acquisition agreement.

(b)    The Material Contracts are in full force and effect as to each applicable Company Group Member and, to Seller’s knowledge, are binding upon the counterparties thereto in accordance with their terms. No Company Group Member is in material breach or default under any Material Contract, and to Seller’s knowledge, no other Person that is a party thereto is in material breach or default under any Material Contract. To Seller’s knowledge, no event has occurred, which after notice or lapse of time, or both, would constitute a material default under any Material Contract. No written notice of default or breach has been received or delivered by Seller or any Company Group Member under any Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices received by Seller or any Company Group Member of the exercise of any premature termination, price redetermination, market-out, or curtailment of any such Material Contract. Prior to the Execution Date, true, complete and correct copies of all Material Contracts have been made available to Purchaser, including all amendments or modifications thereto.

Section 3.12    Payments for Production and Imbalances. No member of the Company Group is obligated by virtue of any take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, and similar arrangements reflected in the Leases) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Company Group’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery. Except as set forth on Schedule 3.12, there are no material Imbalances attributable to the Properties.

Section 3.13    Consents and Preferential Purchase Rights. Except as set forth on Schedule 3.13, and subject to compliance with the HSR Act, none of the Company Group Interests, the Assets, or any portion thereof, is subject to any Preferential Rights, consent requirements, change of control provisions, tag-along rights, or drag-along rights which may be applicable to the transactions contemplated by this Agreement, except for Customary Post-Closing Consents.

Section 3.14    Non-Consent Operations; Payout Status. Except as set forth on Schedule 3.14, no member of the Company Group has elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of the Company Group’s interest in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity. To Seller’s knowledge, Schedule 3.14 contains a complete and accurate list of the status of any payout balances for each horizontal Well operated by a Company Group Member and included within the Properties which is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Property, as of the dates shown on such schedule with respect to each Property.

Section 3.15    Environmental Matters. Except as set forth on Schedule 3.15:

(a)    Neither Seller nor any Company Group Member has entered into, or is subject to, any agreement with, or consent, order, decree or judgment of, any Governmental Authority issued pursuant to Environmental Laws that requires any Remediation of any of the Assets.

(b)    As of the Execution Date, neither Seller nor any Company Group Member (and, to Seller’s knowledge, no Third Party operator of the Assets) has received written notice that remains unresolved of any condition on or with respect to any Asset which, if true, would constitute a material violation of, or require material Remediation after the Closing Date or give rise to material obligations or liability under, any Environmental Laws, in each case, by any Company Group Member.

(c)    To Seller’s knowledge, the Company Group has possessed, and has been in compliance in all material respects with, all material Permits required under Environmental Laws for the ownership or operation of the Assets for one year prior to and including the Closing Date, and all such Permits are in full force and effect.

(d)    To Seller’s knowledge, during the Company Group’s period of ownership, the Assets have been owned and operated by the Company Group in compliance in all material respects with all applicable Environmental Laws and the terms of any Permits issued pursuant thereto, except for prior instances of non-compliance that have been fully and finally resolved.

(e)    To Seller’s knowledge, except as would not constitute a Seller Material Adverse Effect, no Environmental Condition exists with respect to the Assets.

(f)    Prior to the Execution Date, Seller has provided Purchaser with all material written environmental assessments, reports and audits (including any Phase I Environmental Site Assessments) in its possession or under its control as of the Execution Date relating to the Assets.

Notwithstanding anything to the contrary herein, with respect to Assets that are operated by a Person other than Seller or a Company Group Member, the representations and warranties set forth in this Section 3.15 are limited to the knowledge of Seller.

The representations and warranties set forth in this Section 3.15 represent the sole and exclusive representations and warranties of Seller with respect to environmental matters, including the Company Group’s compliance with Environmental Laws.

Section 3.16    Suspense Funds. To Seller’s knowledge, except as set forth on Schedule 3.16, neither Seller nor any Company Group Member holds any Third Party funds in suspense with respect to production of Hydrocarbons from any of the Assets other than amounts less than the statutory minimum amount that Seller or any Company Group Member is permitted to accumulate prior to payment.

Section 3.17    Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by or, to Seller’s knowledge, threatened against Seller or any Affiliate of Seller (including any Company Group Member).

Section 3.18    Capitalization.

(a)    Except as set forth on Schedule 3.18, Seller is the direct owner, holder of record and beneficial owner of all of the Company Interests free and clear of all Encumbrances other than those arising pursuant to or described in (i) the Organizational Documents of the Company (the “Company Organizational Documents”), or (ii) applicable securities Laws. Schedule 3.18 sets forth, for each Company Group Member, a true and complete list that accurately reflects all of the issued and outstanding Interests of each Company Group Member (collectively, the “Company Group Interests”) and the record and beneficial owners thereof.

(b)    Except for the Company Group Interests set forth on Schedule 3.18, neither the Company nor any Company Group Member has issued or agreed to issue any: (i) Interests; (ii) option, warrant, subscription, call or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Interests of any Company Group Member; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any Company Group Member or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for Interests having the right to vote.

(c)    Without limiting the generality of the foregoing, none of the Company Group Interests are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Company Group Interests, other than as set forth on Schedule 3.18. The Company Group Interests are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights, rights of first refusal, right of first offer, purchase option, call option or other similar rights of any Person.

(d)    At the Closing, the delivery by Seller to Purchaser of the Assignment Agreement will vest Purchaser with good and valid title to all of the Company Interests free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities Laws or the Company Organizational Documents and Encumbrances arising exclusively by, through or under Purchaser or its Affiliates from and after Closing.

(e)    True, correct, and complete copies of the Organizational Documents of Seller and each Company Group Member have been provided to Purchaser and reflect all amendments and modifications made thereto at any time prior to the Execution Date.

Section 3.19    Subsidiaries; Investments. Schedule 3.19 sets forth a true, correct, and complete list of all Subsidiaries of the Company (each a “Company Subsidiary”), and, except for the Company Subsidiaries, neither the Company nor any other Company Group Member directly or indirectly owns, of record or beneficially, any Interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such Interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 3.20    Bank Accounts. Schedule 3.20 sets forth a true, complete, and correct list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of any Company Group Member (including the names of the financial institutions maintaining each such account, and the purpose for which such account is established), and (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes.

Section 3.21    Leases.

(a)    The applicable Company Group Member (or, to Seller’s knowledge, the applicable operator) has timely and properly paid all accrued bonuses and delay rentals due with respect to the Company Group’s interest in the Leases, in each case, in accordance with the Leases and applicable Law. As of the Execution Date, no Company Group Member has received any written notice that any Lease accounts are not current or that any payments required thereunder have not been, or by Closing will not be, paid.

(b)    Schedule 3.21(b) contains a true, correct, and complete list of all Leases operated by the Company Group which (i) are currently held by payment of shut-in royalties, reworking operations, any substitute for production of Hydrocarbons in paying quantities, or any other means other than production of Hydrocarbons in paying quantities and will terminate or expire absent action by the Company Group or (ii) have primary terms that expire within one year after the Closing Date. As of the Execution Date, neither Seller nor any Company Group Member (or, to Seller’s knowledge, any applicable operator) has received any written notice or demand from any lessor asserting that any of the Leases have terminated due to a failure to be held by production in paying quantities by the Wells or otherwise.

(c)    To Seller’s knowledge, except to the extent of those obligations previously fulfilled by Seller, the Company Group, or any of their respective predecessors, none of the Real Property Interests or Contracts contain express provisions obligating any Company Group Member to drill any wells on the Assets (other than provisions requiring optional drilling as a condition of maintaining all or a portion of a presently non-producing Lease).

Section 3.22    Surface Contracts. The Company Group has a title policy or title opinions evidencing its ownership of all fee surface interests owned by the Company Group. Except as set forth on Schedule 3.22, no Company Group Member is in material breach or default under any Surface Contract, and to Seller’s knowledge, no other Person that is a party thereto is in material breach or default under any Surface Contract. No written notice of default or breach has been received or delivered by any Company Group Member under any Surface Contract, the resolution of which is outstanding as of the Execution Date. Prior to the Execution Date, true, complete and correct copies of all Surface Contracts have been made available to Purchaser, including all amendments or modifications thereto.

Section 3.23    Wells and Equipment. Except as set forth on Schedule 3.23:

(a)    all Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, Contracts, and pooling or unit agreements (or, with respect to non-producing or undrilled formations and locations, are contemplated to be so drilled and completed or may be so drilled and completed if the applicable Company Group Member or the applicable operator obtains amendments, exceptions, or other variances with respect to commingling, field spacing or density Laws which the applicable Company Group Member and the applicable operator, in good faith expects to obtain);

(b)    no Well is subject to penalties on allowables because of any overproduction or any other violation of Laws;

(c)    (i) Seller has not received any written notices or demands from Governmental Authorities or other Third Parties to plug or abandon any Wells and (ii) there are no Wells (a) that any Company Group Member is currently obligated (directly or indirectly as a working interest owner) by Law or contract to plug and abandon that have not been plugged and abandoned in accordance in all material respects with all applicable Laws and (b) in which any Company Group Member as owner of a working interest operated by a Third Party that, to Seller’s knowledge, such Third Party is currently obligated by Law or contract to plug and abandon that have not been plugged and abandoned in accordance in all material respects with all applicable Laws;

(d)    all currently producing Wells and equipment used or held for use in connection with the operation of the Properties (the “Equipment”) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted; and

(e)    the applicable Company Group Member, or an applicable operator, has title to the Equipment free and clear of liens, encumbrances, obligations, and defects, other than Permitted Encumbrances;

provided, however, that, with respect to Assets that are operated by a Person other than Seller or a Company Group Member, the representations and warranties set forth in this Section 3.23 are limited to the knowledge of Seller.

Section 3.24    Special Warranty of Defensible Title. Subject to the Permitted Encumbrances, Seller warrants that (a) the Assets are free and clear of any lien or encumbrance made by, through or under any Company Group Member, Seller, or any of their respective Affiliates, and (b) the Company Group Member, Seller, or any of their respective Affiliates have not conveyed any Assets (including interests in any Properties identified on Schedule 1.1(a), Schedule 1.1(b), or Schedule 1.1(c)) prior to the date hereof or the Closing Date to anyone outside of the Company Group.

Section 3.25    Reserve Report. Seller has made available to Purchaser true, correct, and complete copies of the reserve report prepared by the Company Independent Petroleum Engineers relating to the Company Group’s Hydrocarbon reserves for the fiscal year ended December 31, 2020.

Section 3.26    Permits. To Seller’s knowledge, the Company Group has all material Permits required to permit the ownership and operation of the Assets as presently owned and operated by the Company Group, and each is in full force and effect and has been duly and validly issued. To Seller’s knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such Permit. There is no outstanding violation in any material respect of any of the Permits by Seller or any Company Group Member. Section 3.26 does not include any matters with respect to Environmental Laws or Taxes, which are exclusively addressed in Section 3.15 and Section 3.8, respectively.

Section 3.27    Royalties. Except for such items that are being held in suspense as permitted pursuant to applicable Law, the Company Group has paid in all material respects all royalties, overriding royalties and other burdens on production due by the Company Group with respect to the Assets.

Section 3.28    Employee Benefit Matters. No member of the Company Group sponsors, maintains, participates in or contributes to any Benefit Plan. In addition, no member of the Company Group, nor any of their ERISA Affiliates, has at any time maintained, established, sponsored, participated in, or contributed to, or had any obligation or liability to, any (a) Benefit Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (b) “funded welfare plan” within the meaning of Section 419 of the Code, (c) “multiple employer welfare benefit arrangement” as described in Section 3(40)(A) of ERISA, or (d) “multiemployer plan,” as defined in Section 3(37) of ERISA. No member of the Company Group nor any of their ERISA Affiliates has at any time incurred, nor does any such party expect to incur, any liability under Title IV of ERISA or Section 412 of the Code. There does not exist any circumstance that would reasonably be expected, upon consummation of any transactions contemplated by this Agreement, to result in a liability to the Purchaser Parties or any of their Affiliates relating to any Benefit Plan or any “controlled group liability.” As used in the preceding sentence, the term “controlled group liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, and (iii) under Sections 412 and 4971 of the Code.

Section 3.29    Employment and Labor Matters. No member of the Company Group currently employs or has ever employed any employees, and to Seller’s knowledge no contractor or contingent worker has ever made or, to the Seller’s knowledge, threatened any claim of employment against any member of the Company Group, including on the basis of joint employer liability. No member of the Company Group nor any of their respective Affiliates is a party to any labor or collective bargaining contract that pertains to employees providing services to any member of the Company Group or with respect to the Assets (“Business Employees”). There are no civil, criminal or administrative claims, actions, cases, grievances, investigations, audits, suits, arbitrations, mediations, causes of action or other proceeding by or before any Governmental Authority or any arbitrator or, to Seller’s knowledge, threatened in writing, concerning labor, employment or pay matters with respect to any member of the Company Group, any of the Business Employees or any contingent workers or contractors.

Section 3.30    Bonds, Letters of Credit and Guarantees. The Company Group has all bonds, letters of credit, guarantees, and other similar security arrangements necessary to own the Assets, and with respect to all Properties operated by any Company Group Member, such Company Group Member has all bonds, letters of credit, guarantees, and other similar security arrangements necessary to operate such operated Properties. Such arrangements are set forth on Schedule 3.30.

Section 3.31    Indebtedness. Except as set forth on Schedule 3.31, as of the Execution Date, the Company Group has no Indebtedness other than Indebtedness under the Company RBL and the Existing Company Notes. As of the Execution Date, the aggregate principal amount outstanding under the Company RBL is $252,592,214.50. At Closing, the Company Group will not (a) have any Indebtedness other than Indebtedness under the Existing Company Notes or (subject to Seller’s compliance with the terms and conditions of this Agreement, including Section 5.4) the Company RBL, or (b) be burdened by any liens, mortgages, security interests, charges, or other Encumbrances for Indebtedness put into place by Seller or any of its Affiliates, except for the Permitted Encumbrances.

Section 3.32    Company Group Records. The Company Group’s minute books and other records made available to Purchaser for review prior to the Execution Date were correct and complete as of the Execution Date and any other entries made after the Execution Date and prior to the Closing Date will be made available to Purchaser prior to the Closing Date, and such minute books and records contain the true signatures of the persons purporting to have signed them and the Company Group’s minute books and records contain an accurate record of all actions of the members, managers, or other such representatives of the Company Group Members taken by written consent, at a meeting, or otherwise since formation.

Section 3.33    Condemnation. There is no pending or, to the knowledge of Seller, threatened in writing, taking (whether permanent, temporary, whole, or partial) of any material part of the Assets owned or held by the Company Group by reason of condemnation or the threat of condemnation.

Section 3.34    Financial Statements; No Liabilities.

(a)    Seller has delivered to Purchaser copies of the audited balance sheet of the Company Group as of December 31, 2020 and audited income statements, statements of cash flows and members’ equity of the Company Group for the fiscal year ended December 31, 2020 (collectively, the “Company Financial Statements”). Except as set forth on Schedule 3.34, each of the Company Financial Statements has been prepared in accordance with GAAP consistently applied by the Company and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein.

(b)    There are no liabilities of or with respect to the Company Group that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of the Company other than (i) liabilities accrued, reserved, reflected, or otherwise disclosed in the Company Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, (iii) liabilities under this Agreement and the other Transaction Documents or incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents, or (iv) liabilities that are not, individually or in the aggregate, material to the Company Group.

(c)    Since its formation, no Company Group Member has (i) engaged in any line of business that is substantially different from the business in which such Company Group Member is engaged in as of the date of this Agreement, or (ii) engaged in any business or activity, or owned or held any assets or properties, in each case, outside of the Designated Area.

Section 3.35    Intellectual Property.

(a)    Except as set forth in Schedule 3.35(a), no material registrations or applications for registration are included in any Intellectual Property Rights held by the Company Group. The Company Group owns, licenses or otherwise has a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances or non-exclusive licenses granted by the Company Group in the ordinary course of business), all material Intellectual Property Rights necessary to conduct the business of the Company Group as currently conducted.

(b)    To Seller’s knowledge, the conduct of the business of the Company Group as currently conducted has not infringed or misappropriated any Intellectual Property Right of any other Person in any material respect.

(c)    The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of the Company Group to own, use, practice or exploit any Intellectual Property Rights held by or licensed to the Company Group (excluding licenses for commercially available, “off-the-shelf” software) and used in the business of the Company Group as currently conducted.

Section 3.36    Absence of Certain Changes. Since December 31, 2020, (a) there has not been any (i) material write-down by the Company Group in the reserves estimated for the Properties, other than write-downs resulting from depletion in the ordinary course of operation of the Properties or that result from the variance in markets or prices for Hydrocarbons produced from the Properties, (ii) material destruction, damage or loss to or affecting any of the Assets, or (iii) Seller Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect, and (b) the Company Group has, in all material respects, conducted its business in the ordinary course of business consistent with past practices.

Section 3.37    No Distributions. Since December 31, 2020, no member of the Company Group has made, and no Company Group Member has any intention of making, any distribution or similar payment (of cash, property, Interests, or otherwise) prior to the Closing in respect of any Company Group Interests.

Section 3.38    Investment Intent.

(a)    Seller (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of an acquisition and ownership of the Parent Common Stock comprising the Stock Purchase Price, (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Parent Common Stock and its acquisition and ownership thereof, (iv) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (v) is acquiring the shares of Parent Common Stock comprising the Stock Purchase Price for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (vi) acknowledges and understands that (A) the shares of Parent Common Stock comprising the Stock Purchase Price have not been registered under the Securities Act in reliance on an exemption therefrom and (B) each of the shares of Parent Common Stock comprising the Stock Purchase Price will, upon its acquisition by Seller, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a private transaction pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

(b)    Any distribution by Seller of shares of Parent Common Stock comprising the Stock Purchase Price will not be made in any manner or to any Person that will result in the offer and sale of Parent Common Stock pursuant to this Agreement being subject to the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated under the Securities Act. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not require the consent or vote of (nor shall any such consent or vote be sought) from any Person that is not an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Section 3.39    Insurance. Schedule 3.39 sets forth a true and complete list of all insurance policies maintained with respect to the Company Group Members and the Assets, together with the carriers and liability limits for each such policy as of the Execution Date. All such policies are in full force and effect and are not subject to any lapse in coverage as of the Execution Date. All premiums with respect thereto have been paid to the extent due. Seller has not received notice of, nor to the knowledge of Seller is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy that remains outstanding as of the Execution Date. There is no material claim outstanding under any such insurance policy and, to Seller’s knowledge, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for any such material claim under any such insurance policy. Neither Seller nor any Company Group Member has received any written notice from any insurer or reinsurer of any reservation of rights with respect to any material pending or paid claims.

Section 3.40    Hedging Transactions.

(a)    Schedule 3.40(a) sets forth a true and complete list of all Hedging Transactions which were, at the request of the Purchaser Parties, terminated within two Business

Days prior to the Execution Date (such Hedging Transactions, the “Terminated Hedging Portfolio”), the material terms thereof (including the type of transaction, term, effective date, termination date, notional amounts), and the counterparty thereto.

(b)    Schedule 3.40(b) sets forth a true and complete list of all Hedging Transactions which were, at the request of the Purchaser Parties, entered into by the Company Group within two Business Days prior to the Execution Date (such Hedging Transactions, the “Replacement Hedging Portfolio”), the material terms thereof (including the type of transaction, term, effective date, termination date, notional amounts), and the counterparty thereto.

(c)    Schedule 3.40(c) sets forth a true and complete list of all Hedging Transactions outstanding as of the Execution Date and entered into by the Company Group with respect to the Assets (such Hedging Transactions, the “Execution Date Hedging Portfolio”), the material terms thereof (including the type of transaction, term, effective date, termination date, notional amounts), and the counterparty thereto. Except as set forth on Schedule 3.40(c), no Company Group Member has, as of the Execution Date, entered into or is subject to any Hedging Transactions. Seller has made available to Purchaser a true, correct, and complete copy of all confirmations or other agreements evidencing the Hedging Transactions included in the Execution Date Hedging Portfolio. The entry into this Agreement does not, and the consummation of the transactions contemplated by this Agreement (other than the termination of the Company RBL) will not, constitute or otherwise give rise to an event of default, potential event of default, or termination event (however defined or described) with respect to the Company Group under any Hedging Transaction (including under any master agreement with respect thereto) included in the Execution Date Hedging Portfolio or otherwise give the counterparty to any such Hedging Transaction the right to designate an early termination date in respect of such Hedging Transaction.

Section 3.41    Company Transaction Expenses. Subject to Section 5.16, neither the Purchaser Parties nor any Company Group Member has paid, or will otherwise be responsible for, any Company Transactions Expenses.

Section 3.42    Certain Disclaimers.

(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 3 OR THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 7.2(C), SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE COMPANY INTERESTS OR THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS,

(IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE COMPANY INTERESTS OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE COMPANY OR THE ASSETS, (VI) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OR (IX) ANY OTHER RECORD, FILES OR MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 5.1); AND EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 3 OR THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 7.2(C), SELLER FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 3 OR THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 7.2(C), AND WITHOUT LIMITATIONS OF THE RIGHTS AND OBLIGATIONS IN ARTICLE 9, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT, AS OF CLOSING, PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(b)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE COMPANY INTERESTS AND ASSETS “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS

FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT, EACH TRANSACTION DOCUMENT, AND ITS OWN INSPECTION OF THE ASSETS. AS OF CLOSING, PURCHASER HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.

(c)    PURCHASER SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO (i) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER CLOSING; (ii) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER CLOSING, AND (iii) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

(d)    SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Section 4.1    Generally.

(a)    Any representation or warranty qualified by the “knowledge of Purchaser”, “knowledge of Parent”, “to Purchaser’s knowledge” or “to Parent’s knowledge” or with any similar knowledge qualification is limited to matters within the Knowledge of the individuals listed in Schedule 4.1.

(b)    Subject to the extent disclosed in the SEC Documents filed or furnished with the SEC on or after January 1, 2020 and publicly available prior to the Execution Date (other than any disclosures set forth in any risk factor section (other than any specific factual historical information contained therein), in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) (the “Filed SEC Documents”), and the exceptions and matters set forth on the Schedules attached to this Agreement, each Purchaser Party jointly and severally represents and warrants to Seller the matters set forth in this Article 4 as of the Execution Date (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date).

Section 4.2    Existence and Qualification. Each Purchaser Party is an entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not been and would not reasonably be expected to be material to Purchaser Parties.

Section 4.3    Organizational Power. Each Purchaser Party has the requisite corporate power to enter into and perform this Agreement and each Transaction Document to which it is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents except, where the failure to have such power, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Purchaser Parties.

Section 4.4    Authorization and Enforceability. The execution, delivery and performance of this Agreement, all documents required to be executed and delivered by each Purchaser Party at Closing and all other Transaction Documents to which such Purchaser Party is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of such Purchaser Party. This Agreement has been duly executed and delivered by each Purchaser Party (and all documents required hereunder to be executed and delivered by each Purchaser Party at Closing and all other Transaction Documents will be duly executed and delivered by such Purchaser Party) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of such Purchaser Party, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.5    No Conflicts. Subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by each Purchaser Party, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of such Purchaser Party, (b) result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which such Purchaser Party is a party, (c) violate any judgment, order, writ, injunction, ruling or decree in any material respect applicable to such Purchaser Party, or (d) violate any Laws in any material respect applicable to such Purchaser Party or any of its assets.

Section 4.6    Liability for Brokers’ Fees. None of Seller, its Affiliates, or the Company Group shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Purchaser Parties or their respective Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 4.7    Litigation. There are no actions, suits or proceedings pending against Purchaser or Parent pending with any Governmental Authority or arbitrator, or, to Purchaser’s knowledge, threatened in writing (a) with respect to or affecting the assets of Parent or any of its Subsidiaries other than any actions, suits or proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Purchaser Material Adverse Effect, or (b) that would materially impair, hinder, or delay the Purchaser Parties’ ability to perform their respective obligations under this Agreement or any Transaction Document.

Section 4.8    Financing. The Purchaser Parties have and will maintain between the Execution Date and Closing sufficient cash, available lines of credit or other sources of immediately available funds (in Dollars) to enable Purchaser to pay the Cash Purchase Price to Seller at the Closing.

Section 4.9    Investment Intent. Purchaser is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will acquire the Company Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and any applicable state blue sky Laws or any other applicable securities Laws.

Section 4.10    Independent Evaluation.

(a)    Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, has retained and taken advice concerning the Assets and transactions herein from advisors and consultants which are knowledgeable about the oil and gas business, and is aware of the risks inherent in the oil and gas business.

(b)    Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Company Group and the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.

(c)    In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Company Group and the Assets and the terms and conditions of this Agreement, and Purchaser has not relied on any representation or warranty, express, statutory or implied, oral or written, or any other statement, oral or written, other than the representations and warranties contained in Article 3.

Section 4.11    Consents, Approvals or Waivers. Subject to compliance with the HSR Act, the Purchaser Parties’ execution, delivery, and performance of this Agreement (and the other Transaction Documents to be executed and delivered by the Purchaser Parties, and the transactions contemplated hereby and thereby) is not and will not be subject to any consent, approval, or waiver from any Governmental Authority or other Third Party, except for Customary Post-Closing Consents.

Section 4.12    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Purchaser or an of its Affiliates.

Section 4.13    Capitalization.

(a)    As of the close of business on March 31, 2021 (the “Measurement Date”), the authorized capital of Parent consisted solely of (i) 500,000,000 shares of Parent Common Stock, of which 216,731,017 shares of Parent Common Stock were issued and 216,720,416 shares of Parent Common Stock were outstanding, and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding.

(b)    All of the issued and outstanding shares of Parent Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Parent, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, will have the rights, preferences and privileges specified in the Organizational Documents of Parent and will, in the hands of Seller and its Affiliates, be free of any Encumbrance, other than restrictions on transfer pursuant to applicable securities Laws.

(c)    There are no preemptive rights or, except as disclosed in the SEC Documents, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent to issue or sell any equity interests of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Parent, and, except as disclosed in the SEC Documents, no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)    Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(e)    As of the close of business on the Measurement Date, Parent is the direct owner, holder of record and beneficial owner of all of the Interests of Purchaser, free and clear of all Encumbrances other than those arising pursuant to or described in (i) the Organizational Documents of Purchaser, (ii) applicable securities Laws or (iii) this Agreement.

(f)    Parent is not now, and immediately after the issuance and sale of the Parent Common Stock comprising the Stock Purchase Price will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.14    SEC Documents; Financial Statements; No Liabilities.

(a)    Parent has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2020 under the Securities Act or the Exchange Act (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end audit adjustments, (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments), and (vi) in the case of the Financial Statement have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries. Since January 1, 2020, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)    There are no liabilities of or with respect to the Purchaser Parties that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of Parent other than (i) liabilities accrued, reserved, reflected, or otherwise disclosed in the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2020 (including the notes thereto) included in the Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, (iii) liabilities under this Agreement and the other Transaction Documents or incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (iv) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.15    Internal Controls; NYSE Listing Matters.

(a)    Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Parent in the reports it files or submits to the SEC under the Exchange Act is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Filed SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(b)    Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a 15(f) and 15d 15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(c)    Since January 1, 2020, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Parent or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(d)    As of the Execution Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Filed SEC Documents. To the knowledge of Parent, none of the Filed SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Filed SEC Documents.

(f)    Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to Parent.

(g)    No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

(h)    The Parent Common Stock is registered under Section 12(b) of the Exchange Act and listed on the NYSE, and Parent has not received any notice of deregistration or delisting from the SEC or NYSE, as applicable. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Parent’s knowledge, pending, contemplated or threatened. Parent has taken no action that is designed to terminate the registration of the Parent Common Stock under the Exchange Act.

Section 4.16    Compliance with Law. Except as to specific matters disclosed in the Filed SEC Documents or as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (a) each Purchaser Party is, and during the past two years has been, in compliance with all applicable Laws, (b) no Purchaser Party has received written notice of any violation in any respect of any applicable Law, and (c) no Purchaser Party has received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.

Section 4.17    Absence of Certain Changes. Since December 31, 2020, (a) there has not been any (i) material write-down by Parent in the reserves estimated for its oil and gas properties, other than write-downs resulting from depletion in the ordinary course of operation of such properties or that result from the variance in markets or prices for Hydrocarbons produced from such properties, (ii) material destruction, damage or loss to or affecting any of the assets of Parent or its Subsidiaries, or (iii) Purchaser Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect and (b) Parent and its Subsidiaries have, in all material respects, conducted its business in the ordinary course of business consistent with past practices.

Section 4.18    Form S-3. As of the Execution Date, Parent is eligible to register the resale of the Parent Common Stock comprising the Stock Purchase Price by Seller under Form S-3 promulgated under the Securities Act.

Section 4.19    No Stockholder Approval. The transactions contemplated hereby do not require any vote of the stockholders of Parent under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the Parent Common Stock is then listed) or the Organizational Documents of Parent.

Section 4.20    State Takeover Statutes. As of the Execution Date and at all times on or prior to the Closing, the board of directors of Parent has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the General Corporation Law of the State of Delaware are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the transactions contemplated by this Agreement. No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law or any similar anti-takeover provision in the Parent’s Organizational Documents is, or at the Closing will be, applicable to this Agreement, or any of the transactions contemplated hereby.

ARTICLE 5

COVENANTS OF THE PARTIES

Section 5.1    Access.

(a)    Between the Execution Date and the Closing Date (or earlier termination of this Agreement), Seller will, and will cause its Affiliates (including the Company Group Members) to, give Purchaser and its Representatives reasonable access to the Assets, Seller’s and its Affiliates’ personnel knowledgeable about the Assets and the Company Group, and access to and the right to copy (or electronic copies of), at Purchaser’s sole cost, risk, and expense, the books and records of the Company Group in Seller’s or its Affiliates’ possession or control (including any other information in Seller’s or its Affiliates’ possession or control that is reasonably requested by Purchaser), for the purpose of conducting a reasonable due diligence review of the Assets, except to the extent that Seller may not do so due to any obligations to any Third Party after the use of commercially reasonable efforts to have such obligations waived. Purchaser shall be entitled to conduct a Phase I Environmental Site Assessment of the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws, provided that Purchaser (and its Representatives) shall not operate any equipment or conduct any invasive testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) on or with respect to the Assets without the prior written consent of Seller, which consent Seller may grant or deny in its sole discretion.

(b)    Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. Purchaser shall coordinate its access rights with Seller to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller, and Seller shall have the right to accompany Purchaser (and any Representative of Purchaser) in connection with any physical inspection of the Assets.

(c)    Purchaser acknowledges that, pursuant to its right of access to the Assets, Purchaser will become privy to confidential and other information of Seller and its Affiliates and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and Section 5.3(b) and any applicable privacy Laws regarding personal information.

(d)    In connection with the rights of access, examination and inspection granted to Purchaser under this Section 5.1, (i) THE PURCHASER PARTIES WAIVE AND RELEASE ALL CLAIMS AGAINST SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) THE PURCHASER PARTIES HEREBY AGREE TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS,

ADVISORS AND OTHER REPRESENTATIVES, AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF ANY OF THE FOREGOING PERSON’S RULES, REGULATIONS, OR OPERATING POLICIES (PROVIDED THAT SUCH RULES, REGULATIONS OR OPERATING POLICIES ARE MADE AVAILABLE TO PURCHASER IN ADVANCE OF OR DURING PURCHASER’S DUE DILIGENCE EVALUATION), ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY SELLER, ITS AFFILIATES, EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES OR THIRD PARTY OPERATORS, BUT SHALL EXCLUDE: (i) LIABILITIES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE APPLICABLE INDEMNIFIED PERSON, OR (ii) ANY ENVIRONMENTAL LIABILITIES DISCOVERED OR UNCOVERED AS A RESULT OF SUCH EXAMINATION OR INSPECTION TO THE EXTENT ANY SUCH ENVIRONMENTAL LIABILITIES WERE NOT EXACERBATED BY SUCH EXAMINATION OR INSPECTION.

Section 5.2    Government Reviews. In a timely manner, the Parties shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations. Without limiting the foregoing, in the event the Parties determine that filings by the Parties are required under the HSR Act, then within three Business Days following the execution by Purchaser Parties and Seller of this Agreement, Purchaser Parties and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement, and request early termination of the waiting period thereunder. Purchaser Parties and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Purchaser Parties and Seller shall cooperate with each other and shall promptly furnish all information to the other Party that is necessary in connection with Purchaser Parties’ and Seller’s compliance with the HSR Act. Purchaser Parties and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. The Parties shall use their reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby. All filing fees incurred in connection with the HSR Act filings made pursuant to this Section 5.2 shall be borne one-half by Seller and one-half by Purchaser Parties.

Section 5.3    Public Announcements; Confidentiality.

(a)    From and after the Execution Date and through the Closing Date, no Party shall make (or cause any Affiliate or any Company Group Member to make) any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding Preferential Rights, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (iii) made to Representatives, (iv) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised, or (v) consistent with prior press releases or other public announcements made in compliance with this Section 5.3(a) or any communication plan or strategy previously agreed to by the other Party. In the case of the disclosures described under subsections (i) and (ii) of this Section 5.3(a), each Party shall use its best efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b)    The Parties shall keep all information and data relating to (i) this Agreement, the contents hereof, and the transactions contemplated hereby and (ii) the Assets, in each case, strictly confidential (and shall cause its Affiliates to keep such information and data confidential) except for disclosures to Representatives of the Parties (provided, however, that such Representatives are first directed by the disclosing Party to treat such information in accordance with the terms of this Agreement and, in each case, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential) to the extent required to perform this Agreement (collectively, the “Confidentiality Restrictions”).

(c)    The Confidentiality Restrictions shall not restrict disclosures that are (i) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; (ii) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding Preferential Rights, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); (iii) necessary for a Party to enforce its rights under this Agreement or to defend any claim brought or threatened by any other Party to this Agreement, or such Party’s Affiliates; or (iv) permitted pursuant to Section 5.3(a). In the case of the disclosures described under subsections (i) and (ii) of this Section 5.3(c), each Party shall use its commercially reasonable to consult with the other Party regarding the contents of any such disclosure prior to making such disclosure.

(d)    To the extent that the foregoing provisions of this Section 5.3 conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 5.3 shall prevail and control to the extent of such conflict. If Closing should occur, the Confidentiality Agreement shall terminate as of the Closing.

Section 5.4    Operation of Business. Except for (i) the operations set forth on Schedule 3.9 or Schedule 5.4, (ii) as required in the event of an emergency to protect life, property or the environment, (iii) as may be required by Law, (iv) as permitted or otherwise contemplated by this Agreement, or (v) as otherwise approved in writing by Purchaser, from the Execution Date until the Closing Date, Seller shall, and shall cause each Company Group Member to:

(a)    use commercially reasonable efforts to conduct its business related to the Assets, in accordance with its ordinary course of business, consistent with past practice, and subject to interruptions resulting from force majeure, mechanical breakdown or planned maintenance;

(b)    not authorize, propose, or commit to any operation reasonably anticipated by Seller to require future capital expenditures by the Company Group in excess of 110% of the aggregate amount provided for in the capital expenditure budget set forth on Schedule 5.4, other than (A) capital expenditures to repair damage resulting from insured casualty events or required on an emergency basis or for the safety of individuals, assets or the environment (provided that the Company Group shall notify Purchaser of any such emergency expenditure as soon as reasonably practicable) and (B) operations proposed after the Execution Date by third parties under joint operating agreements, joint development agreements and other similar agreements that are not in excess of $5,000,000 in the aggregate, net to the Company Group’s interest;

(c)    not (i) take any affirmative action to terminate or materially amend any Leases, or (ii) terminate, materially amend, waive, modify, or extend any Material Contracts or enter into any new contract which would constitute a Material Contract if executed prior to the Execution Date; in each case, other than the execution or extension of a Contract for the sale, exchange, or marketing of oil, gas and/or other Hydrocarbons in the ordinary course of business and terminable without penalty on 60 days or shorter notice;

(d)    maintain all material insurance policies in the amounts and of the types presently in force with respect to the Assets and the operations and activities of the Company Group to the extent commercially reasonable in the Company Group’s business judgment in light of prevailing conditions in the insurance market;

(e)    use commercially reasonable efforts to maintain the Equipment and Wells in good repair and normal operating condition, wear and tear excepted;

(f)    maintain the books, accounts and records of each Company Group Member in the ordinary course of business consistent with past practice and in compliance with all applicable Laws and contractual obligations;

(g)    promptly notify Purchaser of any emergency affecting the Company Group Members’ business or the Assets;

(h)    promptly notify Purchaser of any actions, suits or proceedings filed with any Governmental Authority, or threatened in writing against Seller or any Company Group Member with respect to the Assets, any Company Group Member, or the transactions contemplated by this Agreement;

(i)    use commercially reasonable efforts to maintain all material Permits, approvals, bonds and guaranties affecting the Assets, and make all filings that Seller and its Affiliates are required to make under applicable Law with respect to the Assets;

(j)    not transfer, sell, hypothecate, encumber or otherwise dispose of any Assets except for (i) sales and dispositions of Hydrocarbons or equipment and materials made in the ordinary course of business consistent with past practices, which in the case of equipment and materials, are replaced with equipment and materials of comparable or better value and utility in connection with the maintenance, repair, and operation of the Assets and (ii) other sales and dispositions of the Assets (other than Properties) individually not exceeding $1,000,000;

(k)    not enter into, commence, settle or compromise any litigation affecting the Assets or any Company Group Member;

(l)    promptly notify Purchaser of any written notice received by Seller or any Company Group Member of any material violation of any Environmental Laws relating to the Assets where such violation has not been previously cured or otherwise resolved to the written satisfaction of the relevant Governmental Authority;

(m)    not amend or otherwise change the Organizational Documents of any Company Group Member;

(n)    not issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance any Interests of the Company or any Company Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other Interest in the Company or any Company Group Member;

(o)    not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any Company Group Interests;

(p)    not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Group Interests, or make any other change with respect to the Company Group’s capital structure;

(q)    not acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement other than (1) transactions solely between the Company and a wholly-owned Subsidiary of the Company (or solely among wholly-owned Subsidiaries of the Company), or (2) acquisitions as to which the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such acquisitions would not exceed $1,000,000;

(r)    not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction that would alter any Company Group Member’s corporate structure;

(s)    not incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except for (1) any borrowings made under the Company RBL that are made (i) in the ordinary course of business consistent with past practice or (ii) in order to pay any amounts due with respect to the termination of the Terminated Hedging Portfolio, (2) Indebtedness incurred by the Company Group that is owed to any wholly-owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or any wholly-owned Subsidiary of the Company, (3) guarantees by the Company Group of Indebtedness of any wholly-owned Subsidiary of the Company, and (4) guarantees by any Subsidiary of the Company of Indebtedness of the Company or any other wholly-owned Subsidiary of the Company;

(t)    not hire any employees or establish, adopt, enter into or amend any Benefit Plan;

(u)    not increase, or permit the increase of, the compensation payable or to become payable or the benefits provided to any Business Employee or any independent contractor providing services to any member of the Company Group;

(v)    not make, compromise or forgive any loans, advances, or capital contributions to, or investments in, any other Person;

(w)    not make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(x)    except in the ordinary course of business (and, in each case, as would not materially affect the Company and its Subsidiaries), not (i) make, change or revoke any Tax election (including any election for the Company or any Subsidiary to be treated as an association taxable as a corporation for U.S. federal income tax purposes), (ii) change any annual Tax accounting period, (iii) change any method of accounting for Tax purposes, (iv) commence, settle, or compromise any claim or assessment in respect of any Taxes, (v) file any Tax Returns other than in a manner that is consistent with past practice, except to the extent required by applicable Law, (vi) file any amended Tax Return, (vii) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any Taxes, (viii) enter into any closing agreement with respect to any Taxes, (ix) grant any power of attorney with respect to Taxes, (x) surrender any right to claim a Tax refund, or (xi) enter into any Tax allocation, Tax sharing, Tax receivable, Tax indemnity agreement, or any closing or other agreement relating to Taxes;

(y)    subject to Section 5.11, not (i) take any action to terminate prior to the scheduled settlement of, enter into any offsetting transaction with respect to, or otherwise unwind any Hedging Transaction included in the Execution Date Hedging Portfolio, or (ii) enter into any additional Hedging Transactions or amend or otherwise modify the terms of any existing Hedging Transaction included in the Execution Date Hedging Portfolio;

(z)    not take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement; and

(aa)    not enter into an agreement or commitment that would cause the Company or its Subsidiaries to violate any of the foregoing covenants.

Requests for approval of any action restricted by this Section 5.4 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser; provided, that (except with respect to clause (m), (n), (o), (p), (q), (r), (t), and (y), which shall not be subject to this proviso) such approval shall not be unreasonably withheld, conditioned or delayed:

Christopher M. Paulsen	Brandon Lakatta
777 Hidden Ridge	777 Hidden Ridge
Irving, Texas 75038	Irving, Texas 75038
Email: Chris.Paulsen@pxd.com	Email: Brandon.Lakatta@pxd.com

Purchaser’s approval of any action restricted by this Section 5.4 shall be considered granted within ten days after Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. In the event of an emergency, Seller (or the applicable Company Group Member) may take such action as a prudent owner or operator would take and shall notify Purchaser of such action promptly thereafter. In cases in which neither Seller nor any of its Affiliates is the operator of any portion of the Assets, to the extent that the actions described in this Section 5.4 may only be taken by (or are the primary responsibility of) the operator of such Assets, the provisions of this Section 5.4 shall be construed to require only that Seller use, or cause the applicable Company Group Member to use, commercially reasonable efforts to cause the operator(s) of such Assets to take such actions within the constraints of the applicable operating agreements and other applicable agreements.

Section 5.5    Amendment to Schedules. At any point prior to the date that is three Business Days prior to Closing, Seller shall have the right to supplement its Schedules relating to the representations and warranties set forth in Article 3 with respect to any matters occurring subsequent to the Execution Date. However, all such supplements shall be disregarded for all purposes, including determining whether the condition to Purchaser’s obligation to close the transaction pursuant to Section 6.2(a) has been satisfied; provided, however, if Seller has supplemented its Schedules pursuant to this Section 5.5, and, based upon the matters relating to such supplements, to Purchaser’s knowledge (after reasonable inquiry) Purchaser’s obligation to close the transaction pursuant to Section 6.2(a) has not been satisfied but Purchaser nevertheless elects to close the transactions contemplated hereunder, Purchaser will be deemed to have waived only the matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing which gave rise to Purchaser’s right to not close the transactions contemplated by this Agreement.

Section 5.6    Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any other Transaction Document.

Section 5.7    Exclusivity.

(a)    Except to the extent expressly permitted, without Purchaser’s approval pursuant to Section 5.4, Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, Seller shall not, and shall cause its Affiliates and each of their respective Representatives not to, directly or indirectly: (i) solicit, initiate, discuss, pursue, participate in, facilitate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any direct or indirect acquisition or purchase of all or any portion of the Company Group Interests or any Assets (an “Acquisition Proposal”), except for sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with past practices, (B) to enter into any merger, joint venture, consolidation or other business combination relating to the Company or any member of the Company Group, or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any member of the Company Group, or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.

(b)    Seller shall, and shall cause each Company Group Member and the Representatives of Seller and the Company Group to, (i) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (ii) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement. Seller shall not, and shall cause the Company and each member of the Company Group not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Seller or any of its Affiliates is a party, without the prior written consent of Purchaser.

Section 5.8    Termination of Certain Related Party Contracts. On or prior to the Closing, Seller shall, and shall cause its Affiliates (including each Company Group Member), as applicable, to terminate all Related Party Contracts set forth on Schedule 5.8.

Section 5.9    Conduct of Purchaser Parties. Except as set forth on Schedule 5.9 or with the prior written consent of Seller, from the Execution Date until the Closing, Parent shall and shall cause its Subsidiaries to:

(a)    conduct its business related to the assets of Parent and its Subsidiaries, in accordance with its ordinary course of business, consistent with past practice, subject to interruptions resulting from force majeure, mechanical breakdown or planned maintenance

(b)    not amend the Organizational Documents of Parent or Purchaser;

(c)    not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (x) quarterly cash dividends by Parent on the shares of Parent Common Stock not to exceed $0.56 per share, with customary record and payment dates and (y) dividends by a wholly-owned Subsidiary of Parent to its parent;

(d)    not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Parent Common Stock, other than withholding and sale of Parent Common Stock to satisfy income tax withholding payments due upon vesting of employee equity awards, or make any other change with respect to the Company Group’s capital structure;

(e)    not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby by any Person or group acquires more than a majority of the outstanding equity interests of either of the Purchaser Parties;

(f)    not take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement; or

(g)    not enter into an agreement or commitment with respect to any of the foregoing.

Section 5.10    Certain NYSE Matters. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock comprising the Stock Purchase Price to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

Section 5.11    Hedges. In the event this Agreement is terminated prior to Closing in accordance with Section 8.1 (other than as a result of the material breach or failure by any member of the Seller Group of any of its representations, warranties, or covenants hereunder), (a) Seller shall, (or shall cause the Company Group to) within three Business Days following the termination date, (i) either (A) terminate all Hedging Transactions included in the Replacement Hedging Portfolio set forth on Schedule 3.40(b) or (B) keep in place the Replacement Hedging Portfolio and determine, in consultation with the Purchaser Parties, the net expected termination proceeds or costs of the Replacement Hedging Portfolio payable by or to the Company Group if such Replacement Hedging Portfolio were to be terminated on such date (based on quotes from the relevant counterparties), and (ii) either (A) enter into Hedging Transactions upon the same terms (including type of transaction, term, effective date, termination date, notional amounts) as the Terminated Hedging Portfolio set forth on Schedule 3.40(a) (collectively, the “Reinstated Existing Hedging Portfolio”) or (B) determine, in consultation with the Purchaser Parties, the net expected proceeds of entering into the Reinstated Existing Hedging Portfolio (based on quotes from two (2) Leading Dealers) payable to the Company Group, and (b) the Purchaser Parties shall pay to the Company an amount in cash equal to the amount of Hedging Losses. The Parties agree to act in a commercially reasonably manner and to use their commercially reasonable efforts to reach a good faith determination of the net expected termination and execution proceeds set forth in the foregoing clauses (i) and (ii). The amount of Hedging Losses, if any, shall be payable by the Purchaser Parties in immediately available funds within three Business Days following the Purchaser Parties’ receipt of Seller’s written request therefor, which request shall be accompanied by documentation reasonably supporting the calculation of such Hedging Losses.

Section 5.12    Employee Matters.

(a)    Within three Business Days following the Execution Date, Seller will provide to Purchaser a schedule (the “Business Employee Census”) of certain Business Employees (the “Scheduled Business Employees”) of Double Eagle Energy Operating III LLC (“Seller Management Co.”) setting forth each such Business Employee’s (i) name, (ii) title or position, (iii) full-time or part-time status, (iv) date of hire, (v) base annual salary or hourly wage rate, (vi) effective date of most recent base salary or wage rate adjustment, (vii) any commission, bonus or other cash incentive entitlements, (viii) whether such employee is currently on a leave of absence and, if so, the nature of such leave, (ix) severance entitlements (the “Business Employee Severance Amount”), and (x) principal office location. Purchaser and its Affiliates may interview one or more of the Scheduled Business Employees and conduct any such standard employee screening and eligibility procedures with regard to such Scheduled Business Employees as the Purchaser and its Affiliates conduct with respect to candidates for employment in the Purchaser’s ordinary course of business, and the Seller shall, and shall cause its Affiliates, including the Seller Management Co., to provide the Purchaser with reasonable access to the Scheduled Business Employees to facilitate any such interviews conducted by or on behalf of Purchaser. As soon as practicable after the date hereof, Seller shall, and shall cause its Affiliates, including the Seller Management Co. to, communicate to those Scheduled Business Employees identified on the Business Employee Census as being located in the Midland, Texas office of Seller Management Co. that they will not be eligible for any severance payments or severance benefits in the event that they refuse an offer of employment extended by Purchaser or its Affiliates pursuant to this Section 5.12(a). No later than seven days prior to the Closing, the Purchaser shall or shall cause one of its Affiliates to extend offers to hire any of the Scheduled Business Employees that Purchaser determines in its sole discretion, which offers shall provide for a no less favorable base salary or wage rate than is provided to similarly situated employees of Purchaser and its Affiliates and health, paid time off and retirement benefits and annual cash incentive opportunities that are no less favorable, in the aggregate, than the health, paid time off and retirement benefits and annual cash incentive opportunities provided to similarly situated employees of Purchaser and its Affiliates (each such Scheduled Business Employee who accepts such offer and actually commences employment with the Purchaser or its Affiliates shall be a “Transferred Employee”).

(b)    Purchaser will, or will cause its Affiliates to, for at least 12 months following the Closing Date to provide (i) base salaries or hourly wage rates, as applicable, to each Transferred Employee that remains employed by the Purchaser or its Affiliates, that are at least as favorable as the base salaries or hourly wage rates, as applicable, provided to similarly situated employees of Purchaser and its Affiliates and (ii) health, paid time off and retirement benefits and annual cash incentive opportunities that are no less favorable, in the aggregate, than the health, paid time off and retirement benefits and annual cash incentive opportunities provided to similarly situated employees of Purchaser and its Affiliates. Purchaser or its Affiliates may terminate the Transferred Employees for any reason or for no reason at all, at any time; provided; however, that in the event the Purchaser or its Affiliates terminates any Transferred Employee without cause within 12 months following the Closing Date, the Purchaser or its Affiliates shall, subject to such Transferred Employee’s execution of a general release of claims, pay such terminated Transferred

Employee an amount equal to their applicable Business Employee Severance Amount. For the avoidance of doubt, the Purchaser shall have no liability for any severance, separation or termination amounts payable to any Business Employee who does not become a Transferred Employee. To the extent that the Purchaser and its Affiliates do not extend an offer of employment to any Scheduled Business Employee and such employee is terminated by the Seller Management Co. within six months after Closing Date, Seller and the Seller Management Co. shall take commercially reasonable efforts to obtain a general release of claims from such terminated Business Employee (which efforts shall consist of Seller Management Co. offering a commercially reasonable severance package to such Business Employee), which shall include, among other terms, a release of claims against Purchaser and its Affiliates. For purposes of eligibility to participate, vesting and calculation of vacation or severance benefit entitlements (but not for purposes of defined benefit pension accrual or post-employment retiree welfare benefits) with respect to the benefit plans, programs, arrangements, policies and practices maintained by Purchaser or its Affiliates providing benefits to any Transferred Employee, each Transferred Employee’s years of service with Seller, Seller Management Co. or their Affiliates (or any predecessor employer of an employee of Seller, Seller Management Co. or their Affiliates, to the extent service with such predecessor employer is recognized by the Seller, Seller Management Co. or their Affiliates as of the date of this Agreement) prior to the Closing shall be treated as service with Purchaser or its Affiliates; provided, however, that such service need not be recognized to the extent (A) that such recognition would result in any duplication of benefits for the same period of service or (B) that such service is not recognized by Seller, Seller Management Co. or their Affiliates, as applicable, under any applicable Benefit Plan in which the Transferred Employee was eligible to participate prior to the Closing.

(c)    Seller, Seller Management Co., and their respective Affiliates will pay any transaction, change in control, or similar bonus payments to Transferred Employees pursuant to the same general terms and conditions and on the same payment timing that they pay transaction, change in control, or similar bonus payments to similarly situated Business Employees who do not become Transferred Employees.

(d)    For a period commencing on the Closing Date and ending on the 18 month anniversary thereof, Seller, Seller Management Co., and their respective Affiliates shall not directly or indirectly, initiate discussions concerning the employment or engagement of, recruit, or otherwise solicit for hire or other engagement any Transferred Employee. In addition, during such period, Seller, Seller Management Co., and their respective Affiliates shall not contact any Transferred Employee for the purpose of leaving employment with Purchaser and its Affiliates. The foregoing will not prevent (i) the placement of general advertisements that are not specifically targeted towards Transferred Employees or inquiries from recruiting agencies not made at the direction of Seller, Seller Management Co. or any of their Affiliates, or (ii) the hiring of any Transferred Employee who responds to any such advertisement or inquiry, or who otherwise initiates contact with Seller, Seller Management Co. or its Affiliate regarding prospective employment or engagement without having first been encouraged to do so by Seller, Seller Management Co. or its Affiliate.

(e)    No provision in this Section 5.12 or otherwise in this Agreement, whether express or implied, will (i) create any third-party beneficiary or other rights in any employee or former employee of the Seller, Seller Management Co., the Company Group or any of their respective Affiliates (including any beneficiary or dependent thereof) or any other Person; (ii) create any rights to continued employment with Seller Management Co., the Purchaser or either of their respective Affiliates, or in any way limit the ability of the Seller, Seller Management Co., the Purchaser or any of their respective Affiliates to terminate the employment of any individual at any time and for any reason; (iii) constitute or be deemed to constitute an amendment to any employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by the Purchaser, the Seller, Seller Management Co. or any of their Affiliates; or (iv) result in the assumption or transfer, in whole or in part, of any Benefit Plan, or any liability or obligation whatsoever thereunder, or with respect thereto, by or to the Purchaser or any of its Affiliates.

Section 5.13    Form S-3. Prior to the Closing, Parent shall use its commercially reasonable efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to be ineligible to file a Registration Statement on Form S-3 promulgated under the Securities Act (or any successor form).

Section 5.14    Bonds, Letters of Credit and Guarantees. The Parties acknowledge and agree that Seller has the right to terminate any of the bonds, letters of credit and guarantees provided by it or its Affiliates (other than the Company Group Members) for the benefit of the Company Group Members, including those listed on Schedule 3.30, and Purchaser Parties shall be responsible, at Purchaser Parties’ sole cost and expense, to cause, at Closing, the same to be released (and evidence thereof reasonably acceptable to Seller to be provided by Purchaser Parties to Seller at Closing) and, if applicable, replaced, at the Closing.

Section 5.15    Officers & Directors.

(a)    Parent shall not, and shall cause each Company Group Member not to, amend, repeal or otherwise modify the Organizational Documents of Parent or any Company Group Member or manage Parent or the Company Group in any manner that would affect adversely the rights thereunder of individuals who at and at any time prior to the Closing a director, officer or manager of any Company Group Member (the “D&O Indemnified Parties”).

(b)    The Parties hereby acknowledge and agree that a D&O Indemnified Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Company Group (collectively, the “Other Indemnitors”). Following the Closing, the Company Group (i) shall be the indemnitors of first resort (i.e., their respective obligations to any D&O Indemnified Party hereunder are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnified Party shall be secondary to Parent and the Company Group) with regard to matters arising from the affairs of the Company Group, (ii) shall be required to advance the full amount of expenses incurred by such D&O Indemnified Party in accordance with the applicable Organizational Documents of any Company Group Member as in effect as of the Closing and to the extent permitted under applicable Law and (iii) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Parties further agree that no advancement or payment by the Other Indemnitors on behalf of any D&O Indemnified Party with respect to any claim for which such D&O Indemnified Party has sought indemnification from the Company Group shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Party against the Company Group. The Other Indemnitors are express third-party beneficiaries of the terms of this Section 5.15(b). The provisions of Section 5.15 are intended to be for the benefit of each D&O Indemnified Party, his or her heirs and his or her representatives.

Section 5.16    Reimbursement of Certain Expenses. At the Closing, the Purchaser Parties shall pay Seller (a) $10,000,000 in connection with the Advisor Expenses and (b) $10,000,000 in connection with the Employment Payments.

Section 5.17    Transition Services Agreement. The Parties will use commercially reasonable efforts following the Execution Date to negotiate (and execute at Closing) a customary transition services agreement (the “Transition Services Agreement”) by and between Purchaser (or one of its Affiliates) and Seller (or one of its Affiliates) in form and substance reasonably satisfactory to Purchaser and Seller relating to the continuation of certain services for a period not to exceed three months following Closing. If such Transition Services Agreement is not executed prior to Closing, the Parties shall continue to use commercially reasonable efforts to execute the Transition Services Agreement as soon as possible after Closing.

Section 5.18    Eagle Point Member LLC. Prior to Closing, with an effective date of March 31, 2021, Seller shall cause the Company Group to make a valid election on Internal Revenue Service Form 8832 to change Eagle Point Member’s tax classification from corporation to disregarded entity for U.S. federal income tax purposes, within the meaning of Treasury Regulations Section 301.7701-3(a) (such change in tax classification, the “Conversion”), and Seller will provide a copy thereof to Purchaser. As a result of the Conversion, Eagle Point’s tax classification will change from partnership to disregarded entity for U.S. federal income tax purposes, within the meaning of Treasury Regulations Section 301.7701-3(a), with an effective date of March 31, 2021.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1    Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:

(a)    Representations. The (i) representations and warranties in Section 4.2, Section 4.3, Section 4.4, Section 4.13(a) and (b), and Section 4.17(a)(iii) shall be true and correct (except, with respect to Section 4.13(a), for any de minimis inaccuracies) (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), (ii) the other Purchaser Party Fundamental Representations shall be true and correct in all material respects, taken in the aggregate, as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), and (iii) representations and warranties of the Purchaser Parties set forth Article 4 (other than the Purchaser Party Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties (other than the Purchaser Party Fundamental Representations) as would not individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect (without regard to whether such representation or warranty is qualified in terms of materiality);

(b)    Performance. The Purchaser Parties shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)    No Action. No injunction, order or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority having jurisdiction over any Party and remain in force;

(d)    Governmental Consents; HSR Act. (i) All material consents and approvals of any Governmental Authority (including those required by the HSR Act) required for the transactions contemplated under this Agreement, except consents and approvals by Governmental Authorities that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted or received, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted and (ii) the consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the FTC and the DOJ thereunder;

(e)    Deliveries. The Purchaser Parties shall deliver (or be ready, willing, and able to deliver at Closing) to Seller duly executed counterparts of the documents and certificates to be delivered by the Purchaser Parties under Section 7.3.

(f)    NYSE Listing Approval. The shares of Parent Common Stock issuable as the Stock Purchase Price shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 6.2    Purchaser Parties’ Conditions to Closing. The obligations of the Purchaser Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser Parties) on or prior to Closing of each of the following conditions precedent:

(a)    Representations. The (i) representations and warranties in Section 3.2(a), Section 3.2(b), the first sentence of Section 3.3, Section 3.4, Section 3.18(a), (b) and (d), Section 3.36(a)(iii) and Section 3.37 shall be true and correct (except, with respect to Section 3.18(a), for any de minimis inaccuracies) (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), (ii) the other Seller Fundamental Representations shall be true and correct in all material respects, taken in the aggregate, as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), and (iii) representations and warranties of Seller set forth in Article

3 (other than the Seller Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties (other than the Seller Fundamental Representations) as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect (without regard to whether such representation or warranty is qualified in terms of materiality);

(b)    Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)    No Action. No injunction, order or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority having jurisdiction over any Party and remain in force;

(d)    Governmental Consents; HSR Act. (i) All material consents and approvals of any Governmental Authority (including those required by the HSR Act) required for the transactions contemplated under this Agreement, except consents and approvals by Governmental Authorities that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted or received, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted and (ii) the consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the FTC and the DOJ thereunder;

(e)    Deliveries. Seller shall deliver (or be ready, willing, and able to deliver at Closing) to the Purchaser Parties duly executed counterparts of the documents and certificates to be delivered by Seller and its Affiliates under Section 7.2; provided that Seller’s delivery (or being ready, willing, and able to deliver at Closing) executed counterparts of the Registration Rights Agreement from any of Seller’s Designees whom Seller designates as a party thereto as identified in writing to Purchaser at least two Business Days prior to the Closing Date shall not be a condition precedent to the obligations of the Purchaser Parties to consummate the transactions contemplated by this Agreement.

ARTICLE 7

CLOSING

Section 7.1    Time and Place of Closing. Consummation of the purchase and sale contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Vinson & Elkins L.L.P. at 1001 Fannin, Suite 2500, Houston, Texas 77002, at 10:00 a.m., Central Time, on the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article 6 (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing, but subject to the satisfaction or waiver of those conditions), subject to the rights of the Parties under Article 8. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 7.2    Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 7.3, Seller shall deliver or cause to be delivered to Purchaser (or Parent, as applicable), the following:

(a)    counterparts of the Assignment Agreement transferring the Company Interests to Purchaser, duly executed by Seller;

(b)    a certificate of non-foreign status of Seller (or its regarded owner for U.S. federal income Tax purposes, if Seller is an entity disregarded from its owner for U.S. federal income Tax purposes), signed under penalties of perjury and dated no more than thirty (30) days prior to the Closing Date, meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) and certifying that Seller (or its regarded owner for U.S. federal income Tax purposes, if Seller is an entity disregarded from its owner for U.S. federal income Tax purposes) is not a “foreign person” as defined in Section 1445 of the Code;

(c)    a certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been fulfilled;

(d)    a certificate duly executed by the secretary or any assistant secretary of Seller, dated as of the Closing, (i) attaching and certifying on behalf of Seller complete and correct copies of the resolutions or unanimous consent of the board of directors, managers, members, partners, or other equivalent governing body of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Seller the incumbency of each officer of Seller executing this Agreement or any document delivered in connection with the Closing;

(e)    duly executed counterparts of the Registration Rights Agreement, executed by Seller and those Seller’s Designees whom Seller designates as a party thereto as identified in writing to Purchaser at least two Business Days prior to the Closing Date;

(f)    where approvals are received by Seller pursuant to a filing or application under Section 5.2, copies of those approvals;

(g)    pay-off letters in respect of the Company RBL (the “Payoff Letters”) and the other RBL Payoff Documentation, in each case, in final and fully executed and authorized (as applicable) form;

(h)    duly executed counterparts of the Indemnity Holdback Escrow Agreement, executed by Seller; and

(i)    all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

Section 7.3    Obligations of the Purchaser Parties at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 7.2, the Purchaser Parties shall deliver or cause to be delivered to Seller (or the Escrow Agent or the Seller Designees, as applicable), among other things, the following:

(a)    a wire transfer of the Cash Purchase Price in same-day funds to the accounts designated by Seller prior to Closing;

(b)    the number of shares of Parent Common Stock comprising the Closing Stock Issuance to Seller (and/or, if applicable, to those Seller Designees to whom Seller designates to receive all or a portion of the shares of Parent Common Stock comprising the Closing Stock Issuance as identified in writing to Purchaser at least two Business Days prior to the Closing Date), free and clear of all Encumbrances and restrictions other than restrictions imposed by applicable securities Laws;

(c)    a certificate by an authorized officer of each Purchaser Party, dated as of Closing, certifying on behalf of the Purchaser Parties that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been fulfilled;

(d)    a certificate duly executed by the secretary or any assistant secretary of each Purchaser Party, dated as of the Closing, (i) attaching and certifying on behalf each Purchaser Party complete and correct copies of the resolutions or unanimous consent of the board of directors, managers, members, partners, or other equivalent governing body such Purchaser Party authorizing the execution, delivery, and performance by such Purchaser Party of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of each Purchaser Party the incumbency of each officer of such Purchaser Party executing this Agreement or any document delivered in connection with the Closing;

(e)    duly executed counterparts of the Assignment Agreement;

(f)    duly executed counterparts of the Registration Rights Agreement, executed by Parent;

(g)    where approvals are received by Purchaser pursuant to a filing or application under Section 5.2, copies of those approvals;

(h)    the number of shares of Parent Common Stock comprising the Indemnity Holdback Shares to the Escrow Agent;

(i)    duly executed counterparts of the Indemnity Holdback Escrow Agreement, executed by Purchaser; and

(j)    all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

ARTICLE 8

TERMINATION

Section 8.1    Termination. This Agreement may be terminated at any time prior to Closing:

(a)    by the mutual prior written consent of the Parties; or

(b)    by either Party if Closing has not occurred on or before the Outside Date;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 8.1(b) if such Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement, which breach would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, as applicable.

Section 8.2    Effect of Termination.

(a)    If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 3.6, Section 4.6, Section 5.1(d), Section 5.3, Section 5.11, Article 8, Article 11, and Appendix A, which shall continue in full force and effect).

(b)    In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 6.1 have been satisfied or waived by Seller (or would have been satisfied except for the breach or failure of any of Seller’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and (ii) the Closing has not occurred solely as a result of the material breach or failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing (including, for the avoidance of doubt, if Purchaser terminates this Agreement pursuant to Section 8.1(b) and at the time of termination, such a material breach or failure by Seller has occurred and is continuing), then Purchaser shall promptly elect in writing, as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for the failure to consummate the transactions contemplated hereunder at Closing, to either (A) exercise its right to require Seller’s specific performance of this Agreement as provided in Section 11.16, or (B) terminate this Agreement and receive Three Hundred Million Dollars ($300,000,000) from Seller for the sole account and use of Purchaser, as liquidated damages, and Seller shall deliver such amount to Purchaser, in immediately available funds, no later than three Business Days after the date of such termination. If Purchaser elects the remedy of specific performance contemplated by clause (A) but such remedy is not awarded by courts of competent jurisdiction, the Purchaser shall be entitled to the remedy contemplated by clause (B), in each case, in accordance with the terms and conditions set forth herein. The Parties agree that specific performance is a remedy expressly negotiated by the Parties and that Purchaser shall not be required to provide any bond or other security in connection with seeking specific performance as a remedy as described in this Section 8.2(b). The remedy elected and ultimately awarded under this Section 8.2(b) shall be the sole and exclusive remedy available to Purchaser for Seller’s breach or failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated at Closing.

(c)    In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 6.2 have been satisfied or waived by Purchaser (or would have been satisfied except for the breach or failure of any of the Purchaser Parties’ representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and (ii) the Closing has not occurred solely as a result of the breach or failure of any of the Purchaser Parties’ representations, warranties, or covenants hereunder, including, if and when required, the Purchaser Parties’ obligations to consummate the transactions contemplated hereunder at Closing (including, for the avoidance of doubt, if Seller terminates this Agreement pursuant to Section 8.1(b) and at the time of termination, such a material breach or failure by the Purchaser Parties has occurred and is continuing), then Seller shall promptly elect in writing, as the sole and exclusive remedy of the Seller Group against any member of the Purchaser Group for the failure to consummate the transactions contemplated hereunder at Closing, to either (A) exercise its right to require Purchaser’s specific performance of this Agreement as provided in Section 11.16, or (B) terminate this Agreement and receive Three Hundred Million Dollars ($300,000,000) from the Purchaser Parties for the sole account and use of Seller, as liquidated damages, and the Purchaser Parties shall deliver such amount to Seller, in immediately available funds, no later than three Business Days after the date of such termination. If Seller elects the remedy of specific performance contemplated by clause (A) but such remedy is not awarded by courts of competent jurisdiction, Seller shall be entitled to the remedy contemplated by clause (B), in each case, in accordance with the terms and conditions set forth herein. The Parties agree that specific performance is a remedy expressly negotiated by the Parties and that Seller shall not be required to provide any bond or other security in connection with seeking specific performance as a remedy as described in this Section 8.2(c). The remedy elected and ultimately awarded under this Section 8.2(c) shall be the sole and exclusive remedy available to Seller for Purchaser’s breach or failure of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated at Closing.

(d)    SELLER AND PURCHASER ACKNOWLEDGE AND AGREE THAT (I) IF SELLER RECEIVES LIQUIDATED DAMAGES IN ACCORDANCE WITH SECTION 8.2(C), OR (II) PURCHASER RECEIVES LIQUIDATED DAMAGES IN ACCORDANCE WITH SECTION 8.2(B), THEN (A) ACTUAL DAMAGES UPON THE EVENT OF A TERMINATION ARE DIFFICULT TO ASCERTAIN WITH ANY CERTAINTY, (B) SUCH LIQUIDATED DAMAGES AMOUNT IS A FAIR AND REASONABLE ESTIMATE BY THE PARTIES OF SUCH AGGREGATE ACTUAL DAMAGES, AND (C) SUCH LIQUIDATED DAMAGES DO NOT CONSTITUTE A PENALTY.

(e)    Subject to Section 8.2(b) and Section 8.2(c), upon the termination of this Agreement in accordance with the express terms of this Article 8, Seller and the Company Group shall be free immediately to enjoy all rights of ownership of the Company Group and the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement. Following termination of this Agreement in accordance with Article 8, Purchaser shall promptly (but in any event no more than ten (10) Business Days after the termination of this Agreement) return or destroy all agreements, Contracts, instruments, books, records, materials and other information regarding Seller or its Affiliates (including the Company Group and the Assets) provided to Purchaser or any of its Affiliates or any of their respective Representatives in connection with the transactions contemplated by this Agreement.

(f)    Notwithstanding anything to the contrary in this Agreement, each Party acknowledges and agrees that if the Closing fails to occur for any reason, such Party’s sole and exclusive remedy against the other Party shall be to exercise an applicable remedy set forth in this Article 8.

ARTICLE 9

INDEMNIFICATION

Section 9.1    Indemnification.

(a)    From and after Closing, the Purchaser Parties, jointly and severally, shall indemnify, defend, and hold harmless the Seller Group from and against all Damages incurred by, suffered by, or asserted against such Persons:

(i)    caused by or arising out of or resulting from a Purchaser Party’s breach of any of such Purchaser Party’s covenants or agreements contained in this Agreement;

(ii)    caused by or arising out of or resulting from any breach of any of the Purchaser Party Fundamental Representations, or confirmed in the certificate delivered by such Purchaser Party at Closing pursuant to Section 7.3(c) (without regard to the Purchaser Material Adverse Effect or other materiality qualifiers contained in such certificate) with respect to the Purchaser Party Fundamental Representations; or

(iii)    subject to Seller’s indemnity obligations in Section 9.1(b), the ownership or operation of the Company Group and the Assets after the Closing Date.

(b)    From and after Closing, subject to the limitations set forth in Section 9.3, Seller shall indemnify, defend, and hold harmless the Purchaser Group from and against all Damages incurred by, suffered by, or asserted against such Persons:

(i)    caused by or arising out of or resulting from Seller’s breach of Seller’s covenants or agreements contained in this Agreement; or

(ii)    caused by or arising out of or resulting from any breach of any of the Seller Surviving Representations, or confirmed in the certificate delivered by Seller at Closing pursuant to Section 7.2(c) (without regard to the Seller Material Adverse Effect or other materiality qualifiers contained in such certificate) with respect to the Seller Surviving Representations.

(c)    Notwithstanding anything to the contrary contained in this Agreement, subject to, Section 5.1(d), Section 5.11, Section 5.12, Section 5.14, Article 8, Article 10, Section 11.16, and, from and after the Closing, absent Fraud, this Article 9 contains the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including any breaches of the representations, warranties, covenants, and agreements of the Parties in this Agreement or any of the other Transaction Documents. Except for the remedies contained in this Article 9, Section 5.1(d), Section 5.11, Section 5.12, Section 5.14, Article 8, Article 10, and Section 11.16, SELLER (ON BEHALF OF ITSELF AND ON BEHALF OF THE SELLER GROUP) AND PURCHASER (ON BEHALF OF ITSELF AND ON BEHALF OF THE PURCHASER GROUP) EACH RELEASE, REMISE, AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLER’S OWNERSHIP OF THE COMPANY INTERESTS, (iii) THE COMPANY GROUP’S USE, OWNERSHIP OR OPERATION OF THE ASSETS, OR (iv) THE CONDITION, QUALITY, STATUS, OR NATURE OF THE ASSETS, INCLUDING, IN EACH SUCH CASE, RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLER AND ANY PERSONS WHO ARE AFFILIATES OF SELLER, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ANY PERSON WHO IS AN AFFILIATE OF SELLER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.

(d)    The indemnity of each Party provided in this Section 9.1 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable. Any claim for indemnity under this Section 9.1 by any Third Party must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than the Parties shall have any rights against Seller or Purchaser under the terms of this Section 9.1 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 9.1(d). The Parties may elect to exercise or not exercise indemnification rights under this Section 9.1 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 9.1.

(e)    Notwithstanding anything herein to the contrary, for purposes of Section 9.1(b)(ii), when determining the amount of Damages resulting from a breach of a Seller Surviving Representation or in the certificate delivered by Seller pursuant to Section 7.2(c) with respect to the Seller Surviving Representations (but not whether a breach has occurred), all materiality qualifications (including “Seller Material Adverse Effect”) contained in the Seller Surviving Representations or such certificate related thereto shall be disregarded. For the avoidance of doubt, this Section 9.1(e) shall not be deemed to disregard any dollar amounts or monetary thresholds set forth in any representation or warranty in Article 3 (and, for the avoidance of doubt, in no event shall “Material Contract” be read to mean “Contract”).

Section 9.2    Indemnity Actions. All claims for indemnification under Section 9.1 shall be asserted and resolved as follows:

(a)    For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 9 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 9.

(b)    To make a claim for indemnification under Section 9.1, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 9.2 including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 9.2 shall not relieve the Indemnifying Person of its obligations under Section 9.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.

(c)    In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 9. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)    If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim; provided, that the Seller shall not be entitled to defend any Third Person Claim that is a Tax Proceeding to the extent that such Third Person Claim could reasonably be expected to have an adverse impact on Purchaser or any of its Affiliates following the Closing that is not fully indemnified under this Agreement, but the Seller may, at its own expense, reasonably participate in the defense of such Third Person Claim to the extent the resolution of such Third Person Claim could reasonably result in liability for the Seller under this Agreement and in such case Purchaser shall not, without the written consent of Seller, settle such Third Person Claim (such consent not to be unreasonably withheld, conditioned or delayed). The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 9.2(c). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person), (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity), (iii) requires a non-monetary commitment by the Indemnified Person, including compliance with an injunction or other equitable relief, (iv) includes any admission of guilt or culpability, or (v) relates to the payment or calculation of royalties, overriding royalties or material Taxes.

(e)    If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder) with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, assume the defense of the Third Person Claim, including the power to reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Person Claim that the Indemnifying Person is entitled to control, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)    In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed to have disputed such claim for indemnification.

Section 9.3    Limitation on Actions.

(a)    The representations and warranties of the Parties in Article 3 and Article 4 and the covenants and agreements of the Parties in Article 5 and the corresponding representations and warranties confirmed in the certificates delivered at Closing pursuant to Section 7.2(c) and

Section 7.3(c), as applicable, shall terminate at Closing, except that (i) the Seller Fundamental Representations, the representations and warranties of Seller in Section 3.8, Section 3.15, Section 3.24 and Section 3.27 (the foregoing representations and warranties of Seller, collectively, the “Seller Surviving Representations”) and the Purchaser Party Fundamental Representations shall survive the Closing for a period of two years, and (ii) the covenants and agreements, as applicable, in Section 5.1(d), Section 5.3 and Section 5.6 shall survive the Closing for a period of one year. The remainder of this Agreement (including the disclaimers and acknowledgments in Section 3.42 and Section 4.10) shall survive the Closing without time limit except (A) as may otherwise be expressly provided herein, (B) for covenants and agreements set forth in this Agreement that, by their terms, are to be completed prior to Closing, which shall only survive for one year after the Closing Date, and (C) all other covenants and agreements set forth in this Agreement, which shall survive until fully satisfied and/or performed in accordance with the terms hereof (unless otherwise specifically provided in this Agreement). Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

(b)    The indemnities in Section 9.1(a)(i), Section 9.1(a)(ii), Section 9.1(b)(i), and Section 9.1(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.

(c)    Seller shall not have any liability for any indemnification under Section 9.1(b)(ii) with respect to Section 3.15, Section 3.24 and Section 3.27 for any individual Damage unless the amount with respect to such Damage exceeds $100,000 (the “Individual Indemnity Threshold”).

(d)    Seller shall not have any liability for any indemnification under Section 9.1(b)(ii) (other than with respect to the Seller Fundamental Representations, Section 3.8, and Section 3.24) until and unless the aggregate amount of the liability for all Damages that exceed the Individual Indemnity Threshold, if applicable, and for which Claim Notices are delivered by Purchaser exceeds $50,000,000, and then only to the extent such Damages exceed $50,000,000.

(e)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify the Purchaser Group under this Article 9 for aggregate Damages in excess of the Indemnity Holdback.

(f)    The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 9 shall be reduced by the amount of insurance proceeds actually received by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

(g)    In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award, or judgment under more than one provision of this Agreement and the Transaction Documents.

Section 9.4    Indemnity Holdback.

(a)    In order to provide security for Seller’s indemnification obligations under this Agreement, on the Closing Date, Purchaser shall deposit into the Indemnity Holdback Escrow Account 1,875,000 shares of Parent Common Stock (such shares of Parent Common Stock, the “Indemnity Holdback Shares”). For the avoidance of doubt, the Indemnity Holdback Shares represent a deduction from, and are not in addition to, the Purchase Price paid by Purchaser to Seller on the Closing Date. The Indemnity Holdback shall be held by the Escrow Agent and distributed by the Escrow Agent pursuant to the provisions of this Section 9.4 and an escrow agreement that Purchaser and Seller shall execute and deliver at Closing to the Escrow Agent and which shall be in customary form and contain terms and provisions consistent with this Section 9.4 and substantially consistent with Exhibit C, subject to any modifications mutually agreed by the Parties prior to Closing (the “Indemnity Holdback Escrow Agreement”).

(b)    Notwithstanding anything contained herein to the contrary, at any time from and after the registration of the shares of Parent Common Stock included in the Indemnity Holdback Shares until the full disbursement of the Indemnity Holdback in accordance with the terms of this Section 9.4 and the Indemnity Holdback Escrow Agreement, Seller shall be entitled to instruct the Escrow Agent to sell all or any portion of the Indemnity Holdback Shares, including pursuant to a registered offering of such securities effected in accordance with the Registration Rights Agreement (such sale, a “Seller Directed Sale”), and the cash proceeds of any such Seller Directed Sale shall become part of the Indemnity Holdback (any such cash proceeds, “Indemnity Holdback Cash”). Following any such Seller Directed Sale, notwithstanding anything in this Agreement to the contrary, the Per Share Value shall no longer be relevant to addressing claims relating to the Indemnity Holdback to the extent settled in Indemnity Holdback Cash. If the Indemnity Holdback consists of Indemnity Holdback Cash and Indemnity Holdback Shares, notwithstanding anything in this Agreement to the contrary, claims, if any, shall be satisfied first out of Indemnity Holdback Cash and then out of the Indemnity Holdback Shares.

(c)    Subject to the limitations set out in this Article 9, with respect to each indemnification claim asserted by Purchaser against Seller pursuant to this Article 9, during the period from and after the Closing Date until the second (2nd) annual anniversary of the Closing Date (the “Holdback Period”), upon final resolution or determination of such an indemnity claim in favor of Purchaser by the Parties, Purchaser and Seller shall jointly instruct the Escrow Agent to disburse to Purchaser the amount set forth in such joint instruction, which will be that portion of the Indemnity Holdback with a total value equal to the amount that would satisfy such finally resolved or determined indemnity claim, with the number of Indemnity Holdback Shares to be disbursed (if any) determined by valuing such Indemnity Holdback Shares at the Per Share Value.

(d)    On the first Business Day following the date that is one (1) year after the Closing Date, Seller and Purchaser shall provide joint written instructions to the Escrow Agent to disburse to Seller the Indemnity Holdback then-remaining, save and except for an amount equal to (i) $150,000,000 (valuing any Indemnity Holdback Shares at the Per Share Value as of such date) plus (ii) the aggregate amount of all unsatisfied indemnity claims made against Seller under Section 9.1 and delivered to Seller in accordance with this Agreement prior to such date, which shall remain in the Escrow Account until the resolution of each particular indemnity claim, at which time such amounts will be transferred to Seller or Purchaser in accordance with the resolution of each such indemnity claim. If the Indemnity Holdback consists of Indemnity Holdback Cash and Indemnity Holdback Shares, the distribution pursuant to this Section 9.4(d) shall be satisfied first out of Indemnity Holdback Shares and then out of the Indemnity Holdback Cash. The amount of Indemnity Holdback Shares (if any) distributed pursuant to this Section 9.4(d) shall be determined by valuing such Indemnity Holdback at the Per Share Value. In no event shall Seller be required to deposit additional shares of Parent Common Stock into the Indemnity Holdback Escrow Account on account of any change in the price of shares of Parent Common Stock.

(e)    Upon the expiration of the Holdback Period, Seller shall, subject to the remainder of this sentence, be entitled to receive the balance of the Indemnity Holdback as of such time, and within five Business Days after such date, Seller and Purchaser shall execute and deliver to the Escrow Agent joint written instructions to distribute such Indemnity Holdback to Seller pursuant to the terms of the Indemnity Holdback Escrow Agreement; provided, however, that Seller shall not be entitled to, and the Escrow Agent shall retain, any amounts necessary to satisfy any unresolved indemnity claims that have been timely delivered by Purchaser during the Holdback Period (which amounts shall remain in the Indemnity Holdback Escrow Account until such indemnity claims are finally resolved by the Parties). If the Indemnity Holdback consists of Indemnity Holdback Cash and Indemnity Holdback Shares, the distribution pursuant to this Section 9.4(e) shall be satisfied first out of Indemnity Holdback Shares and then out of the Indemnity Holdback Cash. The amount of Indemnity Holdback Shares (if any) distributed pursuant to this Section 9.4(e) shall be determined by valuing such Indemnity Holdback at the Per Share Value. If there are any portions of the Indemnity Holdback remaining in escrow after the resolution of all previously outstanding indemnity claims, then Seller and Purchaser shall promptly jointly instruct the Escrow Agent to release the remaining account balance to Seller (but in no event more than five Business Days thereafter). The amount of Indemnity Holdback Shares distributed pursuant to this Section 9.4(e) (if any) shall be determined by valuing such Indemnity Holdback Shares at the Per Share Value.

(f)    Notwithstanding anything herein to the contrary, no fractional shares of Parent Common Stock shall be disbursed from the Indemnity Holdback Escrow Account, and, to the extent that any such fractional security would be required to be so disbursed but for this sentence, such fractional share shall be rounded up or down to the nearest whole number of shares of Parent Common Stock.

(g)    Notwithstanding anything herein to the contrary, the sole and exclusive recourse of the Purchaser Group for any breach of any representation, warranty or covenant of Seller pursuant to this Agreement or any other post-Closing liability of Seller pursuant to this Agreement (including any indemnity obligation), absent Fraud, is limited to disbursements that may be made from the Indemnity Holdback Escrow Account. At and after such time as the Indemnity Holdback Escrow Account and Indemnity Holdback are exhausted or released, the Purchaser Group shall not be entitled to seek indemnity under this Agreement, and the Purchaser Group shall have no recourse against Seller, any of its Affiliates or any other member of the Seller Group for any Damages or otherwise in respect of any claim for indemnification or otherwise under this Agreement, other than with respect to Fraud.

ARTICLE 10

TAX MATTERS

Section 10.1    Tax Returns. Seller shall prepare (or cause to be prepared) (i) the Tax Return of the Texas franchise tax unitary group of which DE3 Operating, LLC is the reporting entity and (ii) the U.S. federal income Tax Returns (and related Schedules K-1, if applicable) of Eagle Point and Eagle Point Member, in each case, for (x) the Tax period ending December 31, 2020 and (y) the short Tax period beginning January 1, 2021. Such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). Reasonably in advance of (and at least 30 days before the due date for) filing such Tax Returns, Seller shall deliver a draft of each Tax Return described in this Section 10.1, together with all supporting documentation and workpapers, to Purchaser for its review and comment. Purchaser will cause such Tax Return (as revised to incorporate Purchaser’s reasonable comments) to be timely filed, provide a copy thereof to Seller, and pay (or cause to be paid) all Taxes owed with respect to thereto.

Section 10.2    Tax Refunds. To the extent that the Company Group actually receives a refund within two years following the Closing Date with respect to Taxes paid by the Company Group prior to Closing Date (excluding any such refund or credit to the extent it is attributable to any loss arising in a taxable year (or portion thereof) beginning after the Closing Date that is carried back to a taxable year (or a portion thereof) ending on or prior to the Closing Date) (each a “Pre-Closing Refund”), such Pre-Closing Refund shall be for the account of Seller to extent the Pre-Closing Refund combined with all prior Pre-Closing Refunds is greater than the amount of Taxes owed with respect to the Tax Returns in described Section 10.1. Purchaser shall forward, and shall cause its Affiliates to forward, to Seller any such excess Pre-Closing Refund that is for Seller’s account pursuant to this Section 10.2 (net of (x) any Taxes payable by Purchaser or any of its Affiliates (including any member of the Company Group) attributable to such Pre-Closing Refund and (y) any expenses incurred by Purchaser or any of its Affiliates in obtaining such amounts) within 30 days after such Pre-Closing Refund is received. If any amount actually paid to Seller pursuant to this Section 10.2 is subsequently challenged successfully by any Governmental Authority, Seller shall repay to Purchaser such amount (together with any interest and penalties assessed by such Governmental Authority in respect of such amount); provided, that such repayment obligation shall only survive for a period of two years after the Closing Date. To the extent the amount of Taxes owed with respect to the Tax Returns in described Section 10.1 exceeds the aggregate amount of Pre-Closing Refunds, such excess shall be payable by Seller on the two year anniversary of the Closing Date solely through recovery from the Indemnity Holdback.

Section 10.3    Tax Cooperation. Purchaser and Seller shall reasonably cooperate as and to the extent reasonably requested by the other party, in connection with obtaining any Pre-Closing Refund, the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company Group. Notwithstanding anything to the contrary in this agreement, Purchaser shall (i) use commercially reasonable efforts to obtain any available Pre-Closing Refund relating to Texas sales and use taxes for (1) April 2018 through September 2019 (the relevant ongoing proceedings which are described on Schedule 3.8 and (2) October 2019 through December 2020 (which sales and use tax refund review is expected to commence, as described in Schedule 5.4) and (ii) have the right to make (or cause to be made) an election under Section 6226 of the Code with respect to any Tax Proceeding relating to Eagle Point, and the Seller will take such actions (and cause its Affiliates to take such actions) as are reasonably requested by the Purchaser to make such election.

Section 10.4    Characterization of Certain Payments. The Parties agree that any payments made pursuant to this Article 10 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

Section 10.5    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by 50% by Seller and 50% by Purchaser. The Party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns, promptly provide a copy of such Tax Return to the other Party, and pay such Transfer Taxes. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. One half of the amount of any Transfer Taxes due with respect to any Tax Return to be filed under this Section 10.5 shall be paid by the other Party to the paying Party at least two (2) Business Days prior to the due date for the filing of such Tax Returns.

Section 10.6    Termination of Tax Agreements. Any Tax sharing, Tax indemnity, Tax receivable, Tax allocation or similar Contract (other than any Customary Agreement) involving the Company or any of its Subsidiaries shall be terminated prior to the Closing Date and, after the Closing, none of the Purchaser, the Company or any of its Subsidiaries, or any of their respective Affiliates shall be bound thereby or have any liability thereunder.

Section 10.7    Purchase Price Allocation. Purchaser and Seller shall use commercially reasonable efforts to agree, within 60 days after the Closing Date, to an allocation of the Purchase Price (and any other item included in computing consideration for applicable U.S. federal (and applicable state and local) for income tax purposes to the extent known at such time) among the assets of the members of the Company Group (provided, that any portion of the consideration allocable to the stock of DE Finance will not be further allocated among the assets of DE Finance), in each case, in accordance with Section 1060 of the Code, as applicable, and the Treasury Regulations promulgated thereunder (the “Tax Allocation”). If Seller and Purchaser reach an agreement with respect to the Tax Allocation, (i) Purchaser and Seller shall use commercially reasonable efforts to update the Tax Allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Purchaser and Seller shall, and shall cause their Affiliates to, report consistently with the Tax Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Purchaser and Seller shall timely file with the Internal Revenue Service, and neither Seller nor Purchaser shall take any position on any Tax Return that is inconsistent with the Tax Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax Proceeding in connection with such Tax Allocation.

Section 10.8    Amended Returns. Unless required by applicable Law or except as set forth below, no amended Tax Return with respect to a Tax period (or portion thereof) ending on prior to the Closing Date shall be filed by or on behalf of the Company or any of its Subsidiaries without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed) if such amended Tax Return (i) would increase the Taxes for which Seller is obligated to indemnify the Purchaser Parties under Section 9.1(b)(ii) or (ii) is U.S. federal income Tax Return of Eagle Point.

ARTICLE 11

MISCELLANEOUS

Section 11.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by email is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 11.2    Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email (upon affirmative or automated reply by email by the intended recipient that such email was received) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:

If to Purchaser:

Pioneer Natural Resources USA, Inc.

777 Hidden Ridge

Irving, Texas 75038

Attn: Mark H. Kleinman

Email: general.counsel@pxd.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Michael P. Darden; Jeffrey A. Chapman

E-mail: MPDarden@gibsondunn.com; jchapman@gibsondunn.com

If to Seller:

Double Eagle III Midco 2 LLC

3724 Hulen Street

Fort Worth, Texas 76107

Attn: Jonathon W. McCartney

Email: jmccartney@depermian.com

With copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attn: James J. Fox

Email: jfox@velaw.com

and

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attn: Douglas E. McWilliams; Shay S. Kuperman

Email: dmcwilliams@velaw.com; skuperman@velaw.com

Either Party may change its address or email address for notice purposes by written notice to the other Party in the manner set forth above.

Section 11.3    Company Transaction Expenses. Except with respect to any Company Transaction Expenses reimbursed by the Purchaser Parties pursuant to Section 5.16, all Company Transaction Expenses shall be borne by Seller (and not the Company Group), regardless of whether payable prior to or on the Closing Date or thereafter.

Section 11.4    Governing Law.

(a)    THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)    THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN MIDLAND COUNTY, TEXAS (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN MIDLAND COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH

COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT, OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES, OR PROCESS AT THE ADDRESS SET OUT IN SECTION 11.2 OF THIS AGREEMENT IN CONNECTION WITH ANY ACTION, SUIT, OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES, OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)    EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 11.5    Waivers. Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.6    Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 11.7    Entire Agreement. This Agreement (including, for purposes of certainty, the Appendices, Exhibits and Schedules attached hereto), the Transaction Documents, and any other documents to be executed hereunder, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 11.8    Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 11.9    No Third Party Beneficiaries. Except for D&O Indemnified Parties and (solely with respect to Section 11.13) the Nonparty Affiliates, nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy, or right of any kind, except the rights expressly provided in Section 5.1(d) to the Persons described therein.

Section 11.10    Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 11.11    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT FOR ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLER, OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER, AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.12    Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 11.13    Affiliate Liability. All obligations and/or other liabilities (whether in contract or in tort, in law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the Transaction Documents, or the negotiation, execution, or performance of this Agreement or the Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Transaction Document), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties in the preamble to this Agreement (or any successor or permitted assign of any the Parties) or, with respect to any Transaction Document, the entities and individuals (if applicable) identified as parties to such Transaction Document (collectively, the “Contracting Parties”). Notwithstanding anything to the contrary in this Agreement, any Transaction Document or otherwise, no Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the Transaction Documents or based on, in respect of, or by reason of this Agreement or any of the Transaction Documents or the negotiation, execution, performance, or breach of this Agreement or any Transaction Document; and, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases all such liabilities against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available (including at law or in equity, or granted by statute or otherwise) to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate or other veil, distributions, unfairness, undercapitalization, or otherwise.

Section 11.14    Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 11.15    Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 11.16    Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable Damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity. Neither Party shall be required to provide any bond or other security in connection with seeking any specific performance or other equitable remedy to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.16.

Section 11.17    Purchaser Parties. Purchaser and Parent shall be jointly and severally liable for all obligations and liabilities of the Purchaser Parties under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

SELLER:

DOUBLE EAGLE III MIDCO 2 LLC

By:	/s/ Cody C. Campbell
Name:	Cody C. Campbell
Title:	Co-Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

PURCHASER:

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President, Corporate Operations

PARENT:

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Richard P. Dealy
Name:	Richard P. Dealy
Title:	President and Chief Operating Officer

[Signature Page to Membership Interest Purchase Agreement]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT

CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT,

DATED AS OF THE EXECUTION DATE

BY AND AMONG SELLER AND THE PURCHASER PARTIES

DEFINITIONS

“Acquisition Proposal” has the meaning set forth in Section 5.7(a).

“AFEs” means authorization for expenditures issued pursuant to a Contract.

“Affiliate” means, with respect to (1) any Person other than any Company Group Member, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person and (2) Seller or any Company Group Member, DoublePoint Energy, LLC, a Delaware limited liability company, and its direct and indirect Subsidiaries. Notwithstanding anything to the contrary herein, (a) prior to Closing, the Company Group (and each Company Group Member) shall be deemed to be Affiliates of Seller, and not Purchaser, and (b) from and after Closing, the Company Group (and each Company Group Member) shall be deemed to be Affiliates of Purchaser.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Assets” means all of the assets and properties of the Company Group.

“Assignment Agreement” means the assignment of membership interests substantially in the form attached hereto as Exhibit A assigning the Company Interests to Purchaser.

“Benefit Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and any bonus, deferred compensation, incentive compensation, employment, consulting or other compensation agreement, equity, equity purchase or any other equity-based compensation, change in control, termination or severance, sick leave, pay, salary continuation for disability, hospitalization, medical insurance, retiree welfare, life insurance, scholarship, cafeteria, employee assistance, education or tuition assistance, or fringe benefit policy, plan, program or arrangement.

“Bobwhite” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Texas.

“Business Employee Census” has the meaning set forth in Section 5.12(a).

“Business Employee Severance Amount” has the meaning set forth in Section 5.12(a).

“Business Employees” has the meaning set forth in Section 3.29.

Appendix A-1

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendments thereof.

“Cash Purchase Price” has the meaning set forth in Section 2.2.

“Central Time” means the central time zone of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Notice” has the meaning set forth in Section 9.2(b).

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Stock Issuance” means that number of shares of Parent Common Stock equal to (a) the shares of Parent Common Stock comprising the Stock Purchase Price, minus (b) the Indemnity Holdback Shares.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meanings set forth in the Recitals.

“Company Financial Statements” has the meaning set forth in Section 3.34(a)

“Company Group” has the meaning set forth in the Recitals.

“Company Group Interests” has the meaning set forth in Section 3.18(a).

“Company Group Member” means any member of the Company Group.

“Company Independent Petroleum Engineers” means Cawley, Gillespie and Associates, Inc.

“Company Interests” has the meaning set forth in the Recitals.

“Company Organizational Documents” has the meaning set forth in Section 3.18(a).

“Company RBL” means that certain Credit Agreement, dated as of January 22, 2018, among Double Eagle III Midco 1 LLC, Double Eagle III Midco 2 LLC, the banks, financial institutions and other lending institutions from time to time parties as lenders thereto, Citibank, N.A., as administrative agent for the Lenders (as defined therein), as the swingline lender and an issuer of Letters of Credit (as defined therein), Citibank, N.A., as collateral agent for the Secured Parties (as defined therein) and each other Issuing Bank (as defined therein) from time to time party thereto.

“Company Subsidiaries” has the meaning set forth in Section 3.19.

Appendix A-2

“Company Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any Company Group Member or any Person that any member of the Company Group pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of Seller) in connection with the process of selling the Company Interests or the negotiation, preparation or execution of this Agreement or the Transaction Documents or the performance or consummation of the transactions contemplated hereby or thereby, including (a) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions); (b) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions) (such amounts payable under clauses (a) and (b), the “Advisor Expenses”); and (c) any bonuses, severance, termination, or retention obligations or change of control payments, or similar amounts payable to employees in the future or due by the Company or any Company Group Member in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith (measured as though no such Taxes were deferred under the presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 or any Pandemic Response Law) (such amounts payable under this clause (c), the “Employment Payments”). For the avoidance of doubt, Company Transaction Expenses shall exclude (x) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or Third Parties on behalf of any member of the Company Group in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company Group in connection with such transactions); (y) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions); and (z) any fees and expenses associated with any of the matters set forth on Schedule 3.5 or Schedule 3.13.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated February 24, 2021 between DoublePoint Energy, LLC and Pioneer Natural Resources USA, Inc.

“Confidentiality Restrictions” has the meaning set forth in Section 5.3(b).

“Contracting Parties” has the meaning set forth in Section 11.13.

“Contracts” means all contracts, agreements (including any side letter agreements), or other legally binding arrangements presently existing to which any Company Group Member is a party or by which any Company Group Member is bound or to which any of the Assets or the Company Group Interests is subject, but excluding the Leases, the Surface Contracts, and any other instrument creating or memorializing the ownership of any Real Property Interests or Surface Contracts included in the Assets.

“Control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

Appendix A-3

“Conversion” has the meaning set forth in Section 5.18.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Customary Agreement” has the meaning set forth in Section 3.8(j).

“Customary Post-Closing Consents” means consents and approvals from Governmental Authorities for the transfer of the Company Interests to Purchaser that are customarily obtained after the transfer of similar Interests.

“Damages” means, subject to Section 11.11, the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from such matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include consequential damages (including loss of profits) suffered by the Party claiming indemnification, or any punitive damages (except in connection with any such damages that are incurred by Third Parties for which indemnification is sought under the terms of this Agreement or as otherwise provided herein).

“D&O Indemnified Parties” has the meaning set forth in Section 5.15(a).

“DE3 Operating” has the meaning set forth in the Recitals.

“DE Finance” has the meaning set forth in the Recitals.

“DE Midland” has the meaning set forth in the Recitals.

“Designated Area” means Glasscock, Howard, Martin, Midland, Reagan, Upton, Irion, Crane, Andrews, and Dawson Counties, Texas.

“DOJ” means the Department of Justice.

“Dollars” means U.S. Dollars.

“Eagle Point” has the meaning set forth in the Recitals.

“Eagle Point Member” has the meaning set forth in the Recitals.

“Encumbrance” means any charge, claim, license, limitation, condition, equitable interest, mortgage, lien, pledge, security interest, right of first refusal and/or right of first offer, pre-emptive

Appendix A-4

right, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Condition” means (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters or sediments that causes an Asset (or Seller or any Company Group Member with respect to an Asset) not to be in compliance with any Environmental Law; (b) the existence with respect to the Asset or their operation thereof of any environmental pollution, contamination, degradation, damage or injury caused by or related to an Asset for which Remediation is presently required (or if known, would be presently required) under Environmental Laws; or (c) any condition, act or omission with respect to an Asset or operation thereof that gives rise to liabilities or obligations under Environmental Laws.

“Environmental Laws” means, as the same have been amended as of the Execution Date, any Law (including common law) relating to pollution, the protection or restoration of the environment or, as such relates to Hazardous Substances, Hydrocarbons or NORM, occupational health and safety, natural resources including flora and fauna, or natural resource damages, including any such law relating to the generation, manufacture, treatment, storage, disposal, use, handling, transportation or Release of any Hazardous Substances, Release of Hydrocarbons, or to exposure to Hazardous Substances, Hydrocarbons or NORM, including CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, and their implementing regulations, along with and all similar state or local acts and regulations.

“Equipment” has the meaning set forth in Section 3.23(d).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity under common control with any member of the Company Group within the meaning of Section 414(b), (c), (m), or (o) of the Code and the rules and regulations issued thereunder.

“Escrow Agent” means an escrow agent mutually acceptable to the Parties.

“Exchange Act” shall mean the United States Securities Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Execution Date” has the meaning set forth in Preamble of this Agreement.

“Execution Date Hedging Portfolio” has the meaning set forth in Section 3.40(c).

“Existing Company Notes” means $650,000,000 principal amount of the Company’s 7.750% Senior Notes Due 2025.

Appendix A-5

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020).

“Filed SEC Documents” has the meaning set forth in Section 4.1(b).

“Financial Statements” has the meaning set forth in Section 4.14(a).

“Fraud” means actual fraud by a Party, which involves a knowing and intentional or willful misrepresentation or omission of a material fact with respect to the making of (a) any representation or warranty set forth in Article 3 or confirmed in the certificate delivered by Seller at Closing pursuant to Section 7.2(c), or (b) Article 4 or confirmed in the certificate delivered by Purchaser at Closing pursuant to Section 7.3(c) as applicable, and in each case, with the express intention that the other Party hereto rely thereon to such Person’s detriment, and does not include any fraud claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud. “Fraud” shall only be deemed to exist if with respect to Seller, any of the individuals identified in Schedule 3.1, or with respect to Purchaser, any of the individuals identified in Schedule 4.1, as applicable, had actual knowledge (as opposed to imputed or constructive knowledge) that the applicable representation or warranty was actually breached when made.

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, arbitral, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including asbestos-containing materials, produced water, poly-chlorinated bi-phenyls, or per- or poly-fluoroalkyl substances.

“Hedging Interest Expense” means an amount equal to the interest expense of the Company Group incurred under the Company RBL as a result of the net borrowings required to fund the termination of the Terminated Hedging Portfolio and entering into the Replacement Hedging Portfolio from the date of the termination of or entry into such Hedging Transactions through and including the date this Agreement is terminated.

“Hedging Losses” means an amount equal to:

(a)    the documented net amounts, if any, paid by the Company Group to Third Parties in connection with the termination of the Terminated Hedging Portfolio and the entry into the Replacement Hedging Portfolio, plus

Appendix A-6

(b)    an amount equal to the Hedging Interest Expense, minus

(c)    either (x) the net proceeds received (or eligible to be received if deferred), if any, by the Company Group by entering into the Reinstated Existing Hedging Portfolio or (y) the quoted net expected proceeds determined pursuant to Section 5.11(a)(ii)(B) as the amount that would be payable to the Company Group if they entered into the Reinstated Existing Hedging Portfolio, as applicable (if any), minus or plus, as applicable, without duplication

(d)    either (x) the net proceeds received or costs paid (or eligible to be received or paid, if deferred), if any, by the Company Group in connection with the termination of the Replacement Hedging Portfolio or (y) the quoted net expected proceeds or costs determined pursuant to Section 5.11(a)(i)(B) as the amount that would be payable by or to the Company Group if they terminated the Replacement Hedging Portfolio, as applicable (if any);

provided that, notwithstanding the foregoing, if the Hedging Losses calculated pursuant to this definition are reasonably expected to be less than or equal to $0, then the amount of “Hedging Losses” shall be deemed to be equal to $0.

“Hedging Transaction” means a transaction that is (a) a swap, basis swap, option, forward contract, future contract, collar, three-way collar, or similar transaction entered into “over-the-counter”, (b) involving, or settled by reference to, one or more commodities, and (c) intended to hedge the risks associated with the production of Hydrocarbons.

“Holdback Period” has the meaning set forth in Section 9.4(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, and all minerals, products and substances extracted, separated, processed and produced therefrom or therewith.

“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from any of the Wells and allocated to, the interests of the Company Group therein and the shares of production from the relevant Well to which the Company Group was entitled, or at the pipeline flange (or inlet flange at a processing plant or similar location) between the amount of Hydrocarbons nominated by or allocated to the Company Group and the Hydrocarbons actually delivered on behalf of the Company Group at that point.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money, (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, (c) obligations of such Person with respect to unpaid management fees, (d) all deposits and monies received in advance, (e) indebtedness evidenced by notes, debentures, bonds, or other similar instruments, (f) obligations of such Person to pay the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions, (g) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account

Appendix A-7

of such Person, (h) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, (i) indebtedness, commitment fees or other obligations of such Person with respect to the Existing Company Notes and the Company RBL, and (j) indebtedness of others as described in clauses (a) through (i) above guaranteed by such Person or for which such Person is liable as obligor, surety, by Contract, or otherwise; but Indebtedness does not include (x) accounts payable to trade creditors or accrued expenses, in each case arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business, or (y) the arrangements set forth on Schedule 3.30.

“Indemnified Person” has the meaning set forth in Section 9.2(a).

“Indemnifying Person” has the meaning set forth in Section 9.2(a).

“Indemnity Holdback” means the Indemnity Holdback Shares and the Indemnity Holdback Cash, collectively.

“Indemnity Holdback Cash” has the meaning set forth in Section 9.4(b).

“Indemnity Holdback Escrow Account” means the escrow account to be established in accordance with the Indemnity Holdback Escrow Agreement.

“Indemnity Holdback Escrow Agreement” has the meaning set forth in Section 9.4(a).

“Indemnity Holdback Shares” has the meaning set forth in Section 9.4(a).

“Individual Indemnity Threshold” has the meaning set forth in Section 9.3(c).

“Intellectual Property Rights” means rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks, logos and trade names; (b) patents; (c) copyrights; (d) internet domain names; (e) trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.

“Interests” means, with respect to any Person: (a) capital stock, membership interests, units, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise Control such Person); (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.

“Knowledge” means information actually and personally known by such individual after reasonable inquiry to such individual’s direct reports.

“Laws” means all Permits, statutes, laws, ordinances, regulations, rules, codes, executive orders, injunctions, judgments, decrees, rulings, or orders of any Governmental Authority.

Appendix A-8

“Leading Dealer” means an unaffiliated financial institution of national repute that is a “swap dealer” (as defined in the Commodity Exchange Act, as amended, and the related regulations issued by the U.S. Commodity Futures Trading Commission) in the relevant market.

“Leases” has the meaning set forth in the definition of “Real Property Interests” in this Appendix A.

“Material Adverse Effect” means, with respect to any Person, any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (a) has been, or would be reasonably likely to be, materially adverse to the business, liabilities, financial condition or results of operations of such Person, or (b) materially and adversely affects the ability of such Person to consummate the transactions contemplated hereby or would reasonably be expected to do so; provided, however, that in the case of subsection (a) above, none of the following, either alone or in combination, shall be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or is existing: (i) any change or prospective change in applicable Laws or accounting standards or the interpretation or enforcement thereof first announced or proposed after the date of this Agreement; (ii) any change in economic, political, or business conditions or financial, credit, debt, or securities market conditions generally, including changes in supply, demand, interest rates, exchange rates, commodity prices (including Hydrocarbons), electricity prices, or fuel costs, sand or proppants; (iii) any legal, regulatory, or other change generally affecting the industries, industry sectors, or geographic sectors of such Person, including any change in the prices of oil, natural gas, or other Hydrocarbon products, any increase in operating costs or capital expenses or any reduction in drilling activity or production or the demand for related gathering, processing, transportation, and storage services; (iv) any change resulting or arising from the execution or delivery of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby, or the announcement or other publicity or pendency with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, labor unions or regulators); (v) any change resulting or arising from hostilities, sabotage, terrorism, or the escalation of any of the foregoing; (vi) any epidemic, pandemic, disease outbreak (including the COVID-19 virus) or other public health crisis or public health event, or the worsening of any of the foregoing; (vii) any disruption in the purchase or transportation of crude oil or natural gas produced or otherwise sold by such Person or its Subsidiaries as a result of any shutdown, interruption or declaration of force majeure by any pipeline operator or other purchaser of such products; (viii) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; (ix) seasonal reductions in revenues and/or earnings of such Person or any of its Subsidiaries in the ordinary course of their respective businesses; (x) any actions taken or omitted to be taken by a Party at the written direction of the other Parties (for the avoidance of doubt any action by, or omission of, a Party for which such Party sought or requested, and the other Parties provided, consent shall not be deemed to be “at the written direction of” such Party); (xi) any change, in and of itself, in the market price or trading volume of such Person’s securities; (xii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a

Appendix A-9

Material Adverse Effect) or (xiii) any change resulting or arising from the taking of, or the failure to take, any action by Purchaser or any of its Affiliates, required or otherwise expressly contemplated by this Agreement or consented to or requested by Seller in writing; provided that the exceptions in clauses (ii) and (iii) above shall apply only to the extent that such changes do not have a disproportionate impact on such Person as compared to other Persons in the oil and gas industry related to similarly situated operations in the geographic region in which the such Person’s assets are located.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Measurement Date” has the meaning set forth in Section 4.13(a).

“Net Mineral Acres” means, as computed separately with respect to each Lease as to the lands and depths described for such Lease in Schedule 1.1(a), (a) the number of gross acres in the land covered by such Lease, multiplied by (b) the lessor’s or owner’s undivided mineral interest in the Hydrocarbons in such lands covered by such Lease, multiplied by (c) the Company Group’s Working Interest in such Leases.

“Net Revenue Interest” means, (a) with respect to any Well, the applicable Company Group Member’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well from those formations in which such Well is currently producing, or with respect to a Well that is not currently producing, the last depth or formation at which it produced, or (b) with respect to any Lease, the applicable Company Group Member’s interest (expressed as a percentage or a decimal on an “8/8ths” basis with respect to the applicable Company Group Member’s Working Interest in such Lease) in and to the Hydrocarbons produced and saved or sold from or allocated to such Lease as to the lands and depths described for such Lease on Schedule 1.1(a), in the case of each of items (a) and (b), after giving effect to all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of Hydrocarbon production therefrom.

“Nonparty Affiliates” has the meaning set forth in Section 11.13.

“NORM” means naturally occurring radioactive material.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Other Indemnitors” has the meaning set forth in Section 5.15(b).

“Outside Date” means the date that is 90 days after the Execution Date; provided, however that if the applicable waiting periods (and any extensions thereof) under the HSR Act have not

Appendix A-10

expired or otherwise been terminated on or prior to such date, but all other conditions precedent to Closing set forth in Section 6.1 and Section 6.2 have been satisfied or waived (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing), then the Outside Date will automatically be extended to the date that is 120 days after the Execution Date.

“Pandemic Response Law” means the CARES Act, the FFCRA, and any other similar or additional federal, state, local, or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Parent” has the meaning set forth in the Preamble of this Agreement.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Park Hill” has the meaning set forth in the Recitals.

“Park Hill Disposal” has the meaning set forth in the Recitals.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Payoff Letters” has the meaning set forth in Section 7.2(g).

“Permits” means federal, state and local government licenses, permits, registrations, franchises, orders, consents, approvals, variances, waivers, exemptions and other authorizations by, or filings with, any Governmental Authority.

“Permitted Encumbrances” means any or all of the following:

(a)    royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests, back-in interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not (i) reduce the Company Group’s Net Revenue Interest below that shown in Schedule 1.1(a) or Schedule 1.1(b), as applicable, (ii) increase the Company Group’s Working Interest above that shown in Schedule 1.1(a) or Schedule 1.1(b), as applicable, without a proportionate increase in the Net Revenue Interest of the Company Group, or (iii) reduce the Company Group’s Net Mineral Acres below that shown in Schedule 1.1(a);

(b)    all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Properties, to the extent that the net cumulative effect of such instruments does not (i) reduce the Company Group’s Net Revenue Interest below that shown in Schedule 1.1(a) or Schedule 1.1(b), as applicable, (ii) increase the Company Group’s Working Interest above that shown in Schedule 1.1(a) or Schedule 1.1(b), as applicable, without a proportionate increase in the Net Revenue Interest of the Company Group, or (iii) reduce the Company Group’s Net Mineral Acres below that shown in Schedule 1.1(a);

Appendix A-11

(c)    Preferential Rights, consent requirements, change of control provisions, tag-along rights, drag-along rights and similar transfer restrictions that are addressed in Section 3.13;

(d)    liens for Taxes or assessments not yet due and payable or being contested in good faith;

(e)    materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent or if delinquent, being contested reasonably and by appropriate actions, and for which adequate cash reserves are maintained for the payment thereof in accordance with GAAP (including any amounts being withheld as provided by Law);

(f)    all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities that do not apply to the transactions contemplated by this Agreement or, if they do apply, are customarily obtained subsequent to the closing of transactions that are similar to the transactions contemplated by this Agreement if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such applicable Law are satisfied, including Customary Post-Closing Consents;

(g)    excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(h)    easements, rights-of-way, covenants, servitudes, Permits, surface leases and other rights in respect of surface operations that do not, individually or in the aggregate, materially interfere with the use, development, or ownership of the Assets subject thereto or affected thereby;

(i)    gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts;

(j)    all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or Permit issued by any Governmental Authority;

(k)    any lien, charge or other encumbrance on or affecting the Assets that is discharged by Seller or the Company Group at or prior to Closing at no expense to Purchaser;

(l)    the terms and conditions of the Leases, including any depth limitations or similar limitations that may be set forth therein that do not, individually or in the aggregate, (i) reduce the Company Group’s Net Revenue Interest below that shown in Schedule 1.1(a) or Schedule 1.1(b), as applicable, (ii) increase the Company Group’s Working Interest above that shown in Schedule 1.1(a) or Schedule 1.1(b), as applicable, without a proportionate increase in the Net Revenue Interest of the Company Group, or (iii) reduce the Company Group’s Net Mineral Acres below that shown in Schedule 1.1(a);

Appendix A-12

(m)    the terms and conditions of the Contracts that do not, individually or in the aggregate, (i) materially detract from the value of or materially interfere with the use, development, or ownership of the Assets subject thereto or affected thereby, or (ii) (A) reduce the Company Group’s Net Revenue Interest below that shown in Schedule 1.1(a) or Schedule 1.1(b), as applicable, (B) increase the Company Group’s Working Interest above that shown in Schedule 1.1(a) or Schedule 1.1(b), as applicable, without a proportionate increase in the Net Revenue Interest of the Company Group, or (C) reduce the Company Group’s Net Mineral Acres below that shown in Schedule 1.1(a);

(n)    zoning and planning ordinances and municipal regulations;

(o)    any statutory liens created under the Laws of the State of Texas and any Encumbrances created under the operating agreements or by operation of Law, in each case, in respect of obligations that are not yet due;

(p)    any Encumbrances burdening a third party lessor’s or grantor’s interest in the Assets (including any Encumbrances created under deeds of trust, mortgages and similar instruments by any such lessor or grantor), which, if not subordinated to the rights of Company Group, is not currently in default or subject to foreclosure or other enforcement proceedings by the holder;

(q)    depth severances shown on Schedule 1.1(a) or Schedule 1.1(b) to the extent that they do not, individually or in the aggregate, reduce the Company Group’s Net Revenue Interest or Net Mineral Acre ownership in any Property below that shown in on Schedule 1.1(a) or Schedule 1.1(b), as applicable, for such Property or increase the Company Group’s Working Interest in any Well beyond that shown on Schedule 1.1(b) without a corresponding and proportionate increase in the Company Group’s Net Revenue Interest for such Well;

(r)    any Encumbrances created by Law or reserved in the Leases for royalties, bonus or rental, or created to secure compliance with the terms of the Leases, provided that, in each such case, the Company Group is then in compliance with the terms of such Leases in all material respects and the respective lessor has no cause or right to enforce or execute on such Encumbrances;

(s)    the terms and conditions of, and any rights of third parties to back into any interest in the Assets to the extent such terms, conditions and rights are expressly shown as binding on the applicable Property on Schedule 1.1(a) and/or Schedule 1.1(b);

(t)    any defect arising out of a lack of corporate or entity authorization, arising from a failure to recite marital status or arising out of omissions of successions of heirship or estate proceedings, except in each case where evidence is available that reasonably supports a Third Party’s claim to superior title;

(u)    lack of a survey of the surface of the Properties, unless a survey is required by Law;

Appendix A-13

(v)    any matter that has been cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches, in each case, and which can be substantiated by the affirmative ruling of a court of competent jurisdiction;

(w)    failure to record Leases issued by any Governmental Authority (which, for the avoidance of doubt, includes any state agency or any successor agency thereto) in the real property, conveyance, or other records of the county in which such Leases are located, provided that the instruments evidencing the conveyance of such title to any Company Group Member from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease;

(x)    rights of any (i) common owner of any interest in any fee mineral interest as tenants in common or through common ownership, (ii) owner or lessee of any oil and gas interests in formations, strata, horizons, or depths other than the depths described for the applicable Lease described on Schedule 1.1(a) or (iii) common owner of any interest in surface rights currently held by the Company Group and such common owner as tenants in common or through common ownership;

(y)    (i) lack of a division order or an operating agreement covering any Property (including portions of a Property that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in the applicable Company Group Member’s chain of title to the Property unless (A) the underlying provisions of such operating agreement provide that such failure voids or nullifies (automatically or at the election of the holder thereof) the assignment with respect to such asset or (B) there is an outstanding and pending, unresolved claim from a third party with respect to the failure to obtain such waiver;

(z)    defects based on or arising solely out of the failure of any Company Group Member to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract to the extent (i) such Well has been permitted by the Texas Railroad Commission or other applicable Governmental Authority and (ii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that reasonably attributes to each such Lease or leasehold tract its share of such production;

(aa)    arising from any change in applicable Laws after the Execution Date;

(bb)    defects arising from prior expired Hydrocarbon leases that are not surrendered or released of record absent affirmative evidence of an adverse claim by another Person that such lease is in full force and effect;

(cc)    defects based solely on any Company Group Member’s change (or desired change) in the surface or bottom hole location, borehole or drainhole path, well or operational plan, or operational technique (including completion or stimulation technique);

Appendix A-14

(dd)    defects based solely on any Company Group Member’s failure to have a title opinion or title insurance policy on any Property;

(ee)    Encumbrances that are unenforceable under applicable statutes of limitations;

(ff)    decreases in the Company Group’s Net Revenue Interest (i) in connection with those operations in which the Company Group may be a non-consenting co-owner after the Execution Date in accordance with the terms of Section 5.4, (ii) resulting from the reversion of interests to co-owners with operations in which such co-owners elect not to consent after the Execution Date, (iii) resulting from the establishment or amendment, after the Execution Date of (A) pools or units and (B) allocations to horizontal laterals, (iv) required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries or (v) as otherwise shown on Schedule 1.1(a) and Schedule 1.1(b), as applicable;

(gg)    increases in the Company Group’s Working Interest (i) that are accompanied by at least a proportionate increase in the Company Group’s Net Revenue Interest, (ii) resulting from contribution requirements with respect to defaulting or non-consenting co-owners under the applicable operating agreement, (iii) to the extent such increases result from co-owners electing under applicable operating agreements not to participate in an operation relating to such Well or (iv) as otherwise shown on Schedule 1.1(b);

(hh)    decreases in the Company Group’s Net Mineral Acres (i) in connection with those operations in which the Company Group may be a non-consenting co-owner after the Execution Date in accordance with the terms of Section 5.4, (ii) resulting from the reversion of interests to co-owners with operations in which such co-owners elect not to consent after the Execution Date, (iii) resulting from the establishment or amendment, after the Execution Date of (A) pools or units and (B) allocations to horizontal laterals, (iv) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries or (v) as otherwise shown on Schedule 1.1(a); and

(ii)    any other liens, charges, encumbrances, defects or irregularities that (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use, development, or ownership of the Assets subject thereto or affected thereby, (ii) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located, and (iii) do not (A) reduce the Company Group’s Net Revenue Interest below that shown in Schedule 1.1(a) or Schedule 1.1(b), as applicable, (B) increase the Company Group’s Working Interest above that shown in Schedule 1.1(a) or Schedule 1.1(b), as applicable, without a proportionate increase in the Net Revenue Interest of the Company Group, or (C) reduce the Company Group’s Net Mineral Acres below that shown in Schedule 1.1(a).

“Per Share Value” means the closing price of shares of Parent Common Stock on the NYSE on the date that is one trading day immediately prior to the date of determination.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

Appendix A-15

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM E1527-13 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process or any similar environmental assessment, including a limited assessment of a facility’s or operation’s compliance with Environmental Laws; provided that the Phase I Environmental Site Assessment shall not include any sampling, testing, or invasive activities.

“Pre-Closing Refund” has the meaning set forth in Section 10.2.

“Preferential Rights” means any preferential rights to purchase or similar rights applicable to any of the Assets that are required in connection with the transactions contemplated by this Agreement.

“Properties” means, collectively, the Real Property Interests and the Wells.

“Public Announcement Restrictions” has the meaning set forth in Section 5.3(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Group” means the Purchaser Parties, their Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Purchaser Material Adverse Effect” means a Material Adverse Effect with respect to the Purchaser Parties, taken as a whole.

“Purchaser Parties” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Party Fundamental Representations” means Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 4.9, and Section 4.13.

“RBL Payoff Documentation” means, collectively, the Payoff Letters and all termination and release documentation necessary or reasonably requested to provide for the release of all Encumbrances securing the Company RBL, which shall be in form and substance reasonably satisfactory to Purchaser, including UCC termination statements, deed of trust and mortgage releases, intellectual property terminations, and any other termination statements or notices.

“Real Property Interests” means (a) the oil and gas leases, oil, gas, and mineral leases, subleases, and other leaseholds, all renewals, extensions, ratifications and amendments of such leases and leaseholds (the “Leases”), and (b) all mineral fee interests, royalty interests, net profits interests, overriding royalty interests, carried interests, working interests, net revenues interests, and other interests and rights to Hydrocarbons, in each case, described on Schedule 1.1(a).

Appendix A-16

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit B to be executed and delivered at Closing by Parent and Seller (and those Seller’s Designees whom Seller designates as a party thereto as identified in writing to Purchaser at least two Business Days prior to the Closing Date).

“Reinstated Existing Hedging Portfolio” has the meaning set forth in Section 5.11.

“Related Party Contract” means any Contract between (a) any Company Group Member, on the one hand, and (b) Seller, or any Affiliate of Seller (other than a Company Group Member), or any of their respective officers, directors, stockholders, members, partners, managers, investors, private equity sponsors, or employees, on the other hand.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migrating, dumping, emitting, escaping or emptying into or upon any soil, air, sediment, subsurface strata, surface water, groundwater, or drinking water supply.

“Release of Hydrocarbons” means any Release of Hydrocarbons into or upon any soil, air, sediment, subsurface strata, surface water, groundwater, or drinking water supply that triggers any reporting obligations to any Governmental Authority, including the Railroad Commission of Texas, under any applicable Law.

“Remediation” including the correlative term “Remediate” means the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, restoration or other corrective actions (including any necessary filings or interactions with Governmental Authorities) required under Environmental Laws to respond, to the extent required by applicable Environmental Laws, to any Release or threatened Release of any Hazardous Substances at, on, under or from any Asset, in the most cost-effective manner allowed under applicable Environmental Laws, considering ongoing operation and maintenance and any operational or use limitations or controls.

“Replacement Hedging Portfolio” has the meaning set forth in Section 3.40(b).

“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (b) any investment bank, consultant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Scheduled Business Employees” has the meaning in Section 5.12(a).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.14(a).

“Securities Act” shall mean the United States Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

Appendix A-17

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Designees” means the Persons owning, directly or indirectly through ownership of Interests in one or more other Person, Interests in Seller.

“Seller Directed Sale” has the meaning set forth in Section 9.4(b).

“Seller Fundamental Representations” means the representations and warranties in Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 3.17, Section 3.18, Section 3.19, Section 3.31, Section 3.37, Section 3.38, Section 3.40, and Section 3.41.

“Seller Group” means Seller, its Affiliates (other than the Company Group), and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Seller Management Co.” has the meaning set forth in Section 5.12(a).

“Seller Material Adverse Effect” means a Material Adverse Effect with respect to the Company Group, taken as a whole.

“Seller Surviving Representations” has the meaning set forth in Section 9.3(a).

“Stock Purchase Price” has the meaning set forth in Section 2.2.

“Subsidiary” means, with respect to any Person, any other Person Controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Surface Contracts” means all easements, rights-of-way, surface fee interests, servitudes, surface leases, surface use agreements and other surface usage rights in which Company Group owns an interest (other than the Real Property Interests) with the primary purpose of granting surface use rights in connection with the Assets, including those described on Schedule 1.1(c).

“Tax Allocation” has the meaning set forth in Section 10.7.

“Tax Incentive” has the meaning set forth in Section 3.8(n).

“Tax Proceeding” has the meaning set forth in Section 10.3.

“Tax Return” means any return (including any information return and any estimated return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Taxes” means (a) all federal, state, local, foreign and other net income, gross income, gross receipts, alternative, estimated, sales, use, ad valorem, value added, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, social security, welfare, workers’ compensation, unemployment, disability, environmental, stock, stamp, occupation, premium, real, personal, or intangible property, windfall

Appendix A-18

profits, customs, duties, levies, tariffs, imposts, amounts due under any escheat or unclaimed property Law or other taxes, fees, assessments or charges of any kind whatsoever (whether imposed directly or through withholding, whether or not disputed, and including any amounts resulting from the failure to file any Tax Return and any amounts that have been deferred (including, without limitation, amounts deferred under the rules of Code Section 965)), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Terminated Hedging Portfolio” has the meaning set forth in Section 3.40(a).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Person Claim” has the meaning set forth in Section 9.2(a).

“Transaction Documents” means this Agreement and any other documents executed in connection with this Agreement.

“Transferred Employees” has the meaning set forth in Section 5.12(a).

“Transfer Taxes” has the meaning set forth in Section 10.5.

“Transition Services Agreement” has the meaning set forth in Section 5.17.

“Treasury Regulations” means the final, temporary, and proposed United States Department of the Treasury regulations promulgated under the Code.

“U.S.” means the United States of America.

“Wells” means all oil, gas, water, disposal, injection, monitoring, and other wells located on the Leases in which the Company Group owns an interest, including the oil and gas wells described on Schedule 1.1(b), which Schedule is not inclusive of plugged and abandoned wells and undrilled wells that have been issued a permit.

“Working Interest” means, with respect to any Lease or Well, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for such Lease (with respect to those formations in which such Well is currently producing, or with respect to a Well that is not currently producing, the last depth or formation at which it produced) or Well, without regard to the effect of any royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of production therefrom.

Appendix A-19

Exhibit A

ASSIGNMENT OF MEMBERSHIP INTEREST

THIS ASSIGNMENT OF MEMBERSHIP INTEREST (this “Agreement”) is entered into as of [●], 2021, by and between Double Eagle III Midco 2 LLC, a Delaware limited liability company (“Assignor”), and Pioneer Natural Resources USA, Inc., a Delaware corporation (“Assignee”).

RECITALS

WHEREAS, Assignor is the owner of 100% of the issued and outstanding membership interests in Double Eagle III Midco 1 LLC, a Delaware limited liability company (the “Company,” and all of such interests, the “Company Interests”);

WHEREAS, this Agreement is being executed and delivered pursuant to and in accordance with the Membership Interest Purchase Agreement, dated as of [●], 2021, by and among Assignor, Assignee and Pioneer Natural Resources Company, a Delaware corporation (the “Purchase Agreement”), to effect the purchase, sale and assignment of the Company Interests provided for in the Purchase Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for such other good and valuable consideration, including, but not limited to, the consideration described in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.    Assignment. Effective as of the date hereof, and subject to the terms and conditions of this Agreement and the Purchase Agreement, Assignor hereby sells, assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the Company Interests.

2.    Acceptance by Assignee. Assignee hereby (i) accepts the assignment of all of Assignor’s right, title and interest in and to the Company Interests, (ii) assumes all of Assignor’s obligations with respect to the Company Interests and (iii) consents to be admitted as a member of the Company.

3.    Further Assurances. Assignor and Assignee agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party hereto for carrying out the purposes of this Agreement.

4.    Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5.    Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by, and shall be construed according to, the laws of the State of Texas, without regard to conflict of law rules.

6.    Conflicts. This Agreement is executed and delivered pursuant to the Purchase Agreement; provided that this Agreement is subject to all of the terms and provisions of the Purchase Agreement, does not in any way amend or modify any of the provisions of the Purchase Agreement and in the event of any conflict between any term or provision hereof and any term or provision of the Purchase Agreement, the Purchase Agreement shall control.

7.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which together will be deemed to be one and the same instrument binding upon the parties hereto notwithstanding the fact that all such parties are not signatory to the original or the same counterpart. For purposes of this Agreement, signatures furnished in .pdf electronic format shall be deemed originals.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

ASSIGNOR:

Double Eagle III Midco 2 LLC

By:
Name:
Title:

Signature Page to

Assignment of Membership Interest

ASSIGNEE:

Pioneer Natural Resources USA, Inc.

By:
Name:
Title:

Signature Page to

Assignment of Membership Interest

Exhibit B

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is by and among Pioneer Natural Resources Company, a Delaware corporation (the “Company”), each of the other parties listed on the signature pages attached hereto (the “Initial Holders”), and the other Holders from time to time parties hereto.

RECITALS:

WHEREAS, this Agreement is being entered into pursuant to the Membership Interest Purchase Agreement, dated as of [●], 2021, by and among Double Eagle III Midco 2 LLC, Pioneer Natural Resources USA, Inc. and the Company (the “Purchase Agreement”);

WHEREAS, in connection with closing of the transactions contemplated by the Purchase Agreement, on the date hereof the Company is issuing to the Initial Holders [27,187,500] shares of Company Common Stock (such shares of Company Common Stock, the “Shares”) in the aggregate; and

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” means an Adoption Agreement in the form attached hereto as Exhibit A.

“Affiliate” means (a) as to any Person, other than an individual Holder, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries are one or more of such individual and such individual’s Relatives, (iii) the legal representative or guardian of such individual or any of such individual’s Relatives if one has been appointed and (iv) any Person controlled by one or more of such individual or any Person referred to in clauses (i), (ii) or (iii) above. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the avoidance of doubt, for purposes of this Agreement, (a) (i) the Company, on the one hand, and the Holders, on the other hand, shall not be considered Affiliates and (ii) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Holder or any of its Affiliates, shall be considered an Affiliate of such Holder and (b) with respect to any fund, entity or account managed, advised or sub-advised directly or indirectly, by any Holder or any of its Affiliates, the direct or indirect equity owners thereof, including limited partners of any Holder or any Affiliate thereof, shall be considered an Affiliate of such Holder.

“Agreement” has the meaning set forth in the introductory paragraph.

“Apollo Holders” means [                    ] and any Affiliates thereof that hold Registrable Securities.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Texas or the State of New York are authorized or required to be closed by law or governmental action.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Company” has the meaning set forth in the introductory paragraph.

“Company Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company Securities” has the meaning set forth in Section 2.4(c)(i).

“Effectiveness Period” has the meaning set forth in Section 2.1(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Indemnified Party” has the meaning set forth in Section 3.3.

“Indemnifying Party” has the meaning set forth in Section 3.3.

“Holder” means any record holder of Registrable Securities.

“Losses” has the meaning set forth in Section 3.1.

“Majority Holders” means, at any time, the Holder or Holders of more than 50% of the Registrable Securities at such time.

“Management Holders” means [                    ] and any Affiliates thereof that hold Registrable Securities.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Minimum Number of Registrable Securities” means (i) during the six-month period following the date of this Agreement, for the purposes of Section 2.2 of this Agreement, one Registrable Security and (ii) in all other circumstances, 100,000 Registrable Securities; provided, however, that in the case of the preceding clause (ii), such number of Registrable Securities shall be appropriately adjusted in connection with any event described in Section 6.4.

“Opt-Out Notice” has the meaning set forth in Section 2.11

“Other Securities” has the meaning set forth in Section 2.4(c)(i).

“Permitted Transferee” means (a) with respect to any Initial Holder, any of the direct or indirect partners, shareholders or members of such Initial Holder or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such Initial Holder or Relatives of such Initial Holder and (b) any Affiliate of a Holder, in each case provided that such Transferee has delivered to the Company a duly executed Adoption Agreement.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggybacking Holder” has the meaning set forth in Section 2.4(a).

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.4(a).

“Purchase Agreement” has the meaning set forth in the recitals.

“Quantum Holders” means [                    ] and any Affiliates thereof that hold Registrable Securities.

“Registrable Securities” means (a) the Shares and (b) any securities issued or issuable with respect to the Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) a Registration Statement covering such Registrable Security has become effective under the Securities Act and such Registrable Security has been disposed of pursuant to such Registration Statement, (ii) such Registrable Security is disposed of under Rule 144 under the Securities Act or any other exemption from the registration requirements of the

Securities Act as a result of which the legend on any certificate or book-entry notation representing such Registrable Security restricting transfer of such Registrable Security has been removed, or (iii) such Registrable Security has been sold or disposed of in a transaction in which the Transferor’s rights under this Agreement are not assigned to the Transferee pursuant to Section 5.2; and provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities shall not be a Registrable Security.

“Registration Expenses” means all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., and fees of transfer agents and registrars, but excluding any Selling Expenses.

“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Relative” means, with respect to any natural person: (a) such natural person’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption), and (c) the spouse of a natural person described in clause (b) of this definition.

“Requesting Holder” has the meaning set forth in Section 2.2(a).

“Requesting Holder and Shelf Piggybacking Holders Securities” has the meaning set forth in Section 2.2(c)(i).

“Section 2.2 Maximum Number of Shares” has the meaning set forth in Section 2.2(c).

“Section 2.4 Maximum Number of Shares” has the meaning set forth in Section 2.4(c).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to any rule under the Securities Act shall be deemed to refer to any similar or successor rule or regulation.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering and (d) fees and expenses of counsel engaged by any Holders (subject to Article III).

“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Shares” has the meaning set forth in the recitals.

“Shelf Piggybacking Holder” has the meaning set forth in Section 2.2(b).

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 2.2(a).

“Shelf Underwritten Offering Request” has the meaning set forth in Section 2.2(a).

“Suspension Period” has the meaning set forth in Section 2.3.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Company Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Securities could be included and Holders could be named as selling security holders without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

“WKSI” means a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Shelf Registration.

(a) The Company shall, as soon as practicable after the date hereof, but in any event within three Business Day after the date hereof, file a Registration Statement, or amend an existing shelf registration previously filed by the Company (provided that such amendment becomes effective upon filing with the Commission) (the “Shelf Registration Statement”), under the Securities Act to permit the public resale of all the Registrable Securities by the Holders from time to time as permitted by Rule 415 under the Securities Act and shall use commercially reasonable efforts to cause such Registration Statement to become or be declared effective as soon as practicable after the filing thereof, including by filing an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act to the extent the Company is then a WKSI. Following the effective date of the Shelf Registration Statement, the Company shall notify the Holders of the effectiveness of such Registration Statement.

(b) The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Corporation, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities and shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to the Holders and requested by the Majority Holders.

(c) The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities by the Holders until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement (as to all Holders) pursuant to Section 6.1 (the “Effectiveness Period”).

(d) When effective, (i) the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) in the case of any prospectus contained in the Shelf Registration Statement, such prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading.

Section 2.2 Underwritten Shelf Offering Requests.

(a) In the event that any Apollo Holder, Quantum Holder or group of Holders that includes an Apollo Holder or Quantum Holder elects to dispose of Registrable Securities under a Registration Statement pursuant to an

Underwritten Offering and reasonably expects gross proceeds of at least $500 million from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), the Company shall, at the request (a “Shelf Underwritten Offering Request”) of such Holder or Holders (in such capacity, a “Requesting Holder”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected pursuant to Section 2.2(d) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holders in order to expedite or facilitate the disposition of such Registrable Securities and, subject to Section 2.2(c), the Registrable Securities requested to be included by any Shelf Piggybacking Holder (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in more than (i) three Shelf Underwritten Offerings during any 12-month period (one on behalf of any Apollo Holders acting as Requesting Holders, one on behalf of any Quantum Holders acting as Requesting Holders, and one on behalf of either a Quantum Holder or Apollo Holder acting as Requesting Holders, and no more than one Shelf Underwritten Offering in any 90-day period) or (ii) six Shelf Underwritten Offerings in the aggregate during the term of this Agreement.

(b) If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holder) that, together with such Holder’s Affiliates, holds at least the Minimum Number of Registrable Securities, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Company Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.2(b). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering or a Shelf Underwritten Offering Request delivered to the Company within one Business Day of the date of this Agreement); provided, that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company and the Requesting Holder that the giving of notice pursuant to this Section 2.2(b) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering); and provided further, that the Company shall not so notify any such other Holder that has notified the Company (and not revoked such notice) requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering. Each such Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering or a Shelf Underwritten Offering Request delivered to the Company within one Business Day of the date of this Agreement) after the date on which the Holders received notice pursuant to this Section 2.2(b) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Shelf Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

(c) If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Company and the Requesting Holders in writing, with a copy to be provided upon request to any Shelf Piggybacking Holder, of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Shelf Piggybacking Holders (and any other shares of Company Common Stock requested to be included by any other Persons having registration rights with respect to such offering), when added to the number of Registrable Securities proposed to be offered by the Requesting Holders, would materially adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of Registrable Securities that the Company is so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.2 Maximum Number of Shares”), Registrable Securities in the following priority:

(i) First, all Registrable Securities that the Requesting Holder and Shelf Piggybacking Holders requested to be included therein (the “Requesting Holder and Shelf Piggybacking Holders Securities”) (pro rata among the Requesting Holders and Shelf Piggybacking Holders based on the number of Registrable Securities each requested to be included); and

(ii) Second, to the extent that the number of Requesting Holder and Shelf Piggybacking Holders Securities is less than the Section 2.2 Maximum Number of Shares, the shares of Company Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Company Common Stock each requested to be included.

(d) The Company shall propose three or more nationally prominent firms of investment bankers reasonably acceptable to the Requesting Holders to act as the Managing Underwriter or as other underwriters in connection with such Shelf Underwritten Offering from which the holders of more than 50% of the Registrable Securities to be so offered shall select the Managing Underwriter and the other underwriters. The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.3.

Section 2.3 Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may (a) delay filing or effectiveness of a Shelf Registration Statement (or any amendment thereto) or effecting a Shelf Underwritten Offering or (b) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to 60 days, if the Board determines that (i) such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company, including a proposed sale of shares of Company Common Stock pursuant to a registration of Company Securities, (ii) such registration or offering would render the Company unable to comply with applicable securities laws or (iii) such registration offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of 120 days in any twelve-month period. For the purposes of calculating the number of days of one or more Suspension Periods under this Section 2.3, such number shall include any number of days during the applicable period during which the Holders were obligated to discontinue their disposition of Registrable Securities pursuant to Section 2.6(b) of this Agreement.

Section 2.4 Piggyback Registration Rights.

(a) Subject to Section 2.4(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Company Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder that, together with such Holder’s Affiliates, holds at least the Minimum Number of Registrable Securities, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Company Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 2.4(a). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company that the giving of notice pursuant to this Section 2.4(a) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). Each such Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.4(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.4(c), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.4(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Piggybacking Holders (which such Holders will hold in strict confidence) and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Company Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

(b) Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving an Opt-Out Notice to the Company requesting that such Holder not receive notice from the Company of any proposed Piggyback Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to such Holder pursuant to this Section 2.4 and such Holder shall no longer be entitled to participate in any Piggyback Underwritten Offering.

(c) If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Company Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Company Common Stock requested to be included by any other Persons having registration rights on parity with the Piggybacking Holders with respect to such offering), would materially adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.4 Maximum Number of Shares”), shares of Company Common Stock in the following priority:

(i) First, if the Piggyback Underwritten Offering is for the account of the Company, all shares of Company Common Stock that the Company proposes to include for its own account (the “Company Securities”); and

(ii) Second, if the Piggyback Underwritten Offering is for the account of the Company, to the extent that the number of Company Securities is less than the Section 2.4 Maximum Number of Shares, or if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, the shares of Company Common Stock requested to be included by the Piggybacking Holders and holders of any other shares of Company Common Stock requested to be included by Persons having rights of registration on parity with the Piggybacking Holders with respect to such offering, pro rata among the Piggybacking Holders and such other holders based on the number of shares of Company Common Stock each requested to be included.

(d) The Company or other Persons who have or have been granted registration rights, as applicable, shall select the underwriters in any Piggyback Underwritten Offering and shall determine the pricing of the shares of Company Common Stock offered pursuant to any Piggyback Underwritten Offering, the applicable underwriting discounts and commissions and the timing of any such Piggyback Underwritten Offering.

Section 2.5 Participation in Underwritten Offerings.

(a) In connection with any Underwritten Offering contemplated by Sections 2.2 or 2.4, the underwriting agreement into which each Selling Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company; provided that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Selling Holder for inclusion in the applicable Registration Statement. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of and title to, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b) Any participation by Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company.

(c) In connection with any Piggyback Underwritten Offering in which any Holder includes Registrable Securities pursuant to Section 2.4, such Holder agrees to (i) supply any information reasonably requested by the Company in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering and (ii) execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 2.5(a)), custody agreements, lock-ups, “hold back” agreements pursuant to which such Holder agrees not to sell or purchase any securities of the Company for the same period of time following the registered offering as is agreed to by the Company and the other participating holders, powers of attorney and questionnaires.

(d) If the Company or Managing Underwriter, as applicable, requests that the Holders take any of the actions referred to in Section 2.5(c), the Holders shall take such action promptly but in any event within three Business Days following the date of such request.

Section 2.6 Registration Procedures.

(a) In connection with its obligations under this Article II, the Company will:

(i) promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(ii) furnish to each Selling Holder such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request;

(iii) if applicable, use commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Selling Holder thereof shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(iv) in connection with an Underwritten Offering, use all commercially reasonable efforts to provide to each Selling Holder a copy of any auditor “comfort” letters, customary legal opinions or reports of the independent petroleum engineers of the Company relating to the oil and gas reserves of the Company, in each case that have been provided to the Managing Underwriter in connection with the Underwritten Offering;

(v) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of any such seller promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(vi) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and shall furnish to each such Selling Holder at least the Business Day prior to the filing thereof a copy of any amendment or supplement to such Registration Statement or prospectus;

(vii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(viii) cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Company Common Stock is then listed;

(ix) enter into such customary agreements and take such other actions as the Selling Holder or Selling Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, in the case of a Shelf Underwritten Offering or Piggyback Underwritten Offering, to agree, and to cause its directors and “executive officers” (as defined under Section 16 of the Exchange Act) to agree, to such “lock-up” arrangements for up to 30 days with the underwriters thereof to the extent reasonably requested by the Managing Underwriters, subject to exceptions for permitted sales by directors and executive officers during such period consistent with underwritten offerings previously conducted by the Company); and

(x) until the six month anniversary of the date of this Agreement, in connection with any transaction or series of anticipated transactions (a) effected pursuant to the Shelf Registration Statement, (b) with reasonably anticipated gross proceeds in excess of $50 million or involving Registrable Securities having a fair market value in excess of $50 million and (c) involving a broker, agent, counterparty, underwriter, bank or other financial institution (“Financial Counterparty”), to the extent reasonably requested by the Financial Counterparty in order to engage in the proposed transaction, the Company will use its commercially reasonable efforts to cooperate with such Holder in allowing the Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company.

(b) Each Holder agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.6(a)(v), such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.6(a)(v) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.6(b).

Section 2.7 Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.8 Restrictions on Public Sale by Holders. Each Holder agrees, following the six-month anniversary of the date of this Agreement, not to effect any public sale or distribution of Registrable Securities for a period of up to 30 days following completion of an Underwritten Offering of equity securities for the account of the Company; provided that (a) the Company gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (b) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on the Company or on the officers or directors or any other shareholder of the Company on whom a restriction is imposed; provided further, that this Section 2.8 shall not apply to any Holder that (a) together with such Holder’s Affiliates, holds less than 10% of the Company’s outstanding Company Common Stock or (b) has delivered (and not revoked) an Opt-Out Notice to the Company.

Section 2.9 Expenses. The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.10 Other Registration Rights. From and after the date hereof, the Company shall not, without the prior written consent of the Majority Holders, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company for such Holders on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders hereunder; provided, that in no event shall the Company enter into any agreement that would permit another holder of securities of the Company to participate on a pari passu basis (in terms of priority of cut-back based on advice of underwriters) with a Requesting Holder in a Shelf Underwritten Offering.

Section 2.11 Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Shelf Underwritten Offering, Piggyback Underwritten Offering, the withdrawal of any Shelf Underwritten Offering or Piggyback Underwritten Offering or any event that would lead to a Suspension Period as contemplated by Section 2.3; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to Section 2.2, Section 2.3, Section 2.4, or Section 2.6, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two Business Days in advance of such intended use, and if a notice of a Suspension Period was previously delivered (or would have been delivered but for the provisions of this Section 2.11) and the Suspension Period remains in effect, the Company will so notify such Holder, within one Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of such Suspension Period, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Period immediately upon its availability.

ARTICLE III

INDEMNIFICATION AND CONTRIBUTION

Section 3.1 Indemnification by the Company. The Company will indemnify and hold harmless each Selling Holder, its officers and directors and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (“Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

Section 3.2 Indemnification by the Holders. Each Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Holder expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.

Section 3.3 Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (a) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (b) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party or (c) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Section 3.4 Contribution.

(a) If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, no Holder shall be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by such Holder, less the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE IV

RULE 144

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

ARTICLE V

LEGENDS AND TRANSFER OF RIGHTS

Section 5.1 Share Legend.

(a) Each certificate or book-entry notation representing the Shares shall (unless otherwise permitted by the provisions of Section 5.1(b)) bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

(b) The legend on any shares of Company Common Stock covered by this Agreement shall be removed if (i) such shares of Company Common Stock are sold pursuant to an effective registration statement, (ii) a registration statement covering the resale of such shares of Company Common Stock is effective under the Securities Act and the applicable holder of such share of Company Common Stock delivers to the Company a representation letter agreeing that such shares of Company Common Stock will be sold under such effective registration statement, (iii) if such shares of Company Common Stock may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act or (iv) such shares of Company Common Stock are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (iii) or (iv) above, the holder of such shares of Company Common Stock has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities law. The Company shall cooperate with the applicable holder of Company Common Stock covered by this Agreement to effect removal of the legend on such shares pursuant to this Section 5.1(b) as soon as reasonably practicable after delivery of notice from such holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence). The Company shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 5.1(b); provided, that the applicable holder shall be responsible for all legal fees and expenses of counsel incurred by such holder with respect to delivering the legal opinion to the Company.

Section 5.2 Transfer of Rights. The rights to registration and other rights under this Agreement may be assigned to a Transferee of Registrable Securities if (a) such Transferee is a Permitted Transferee or (b) such Transferee is acquiring at least 500,000 Registrable Securities and such Transferee has delivered to the Company a duly executed Adoption Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Termination. This Agreement shall terminate, and the parties shall have no further rights or obligations hereunder on (a) the fifth anniversary of the date hereof or (b) as to any Holder, on such earlier date on which both (i) such Holder, together with such Holder’s Affiliates, owns less than 1,000,000 Registrable Securities and (ii) all Registrable Securities owned by such Holder and such Holder’s Affiliates may be sold without restriction pursuant to Rule 144 under the Securities Act.

Section 6.2 Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

Section 6.3 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

(b) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.

Section 6.4 Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for Registrable Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

Section 6.5 Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Section 5.2, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company.

Section 6.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by email. Such notices and other communications must be sent to the following addresses or email addresses:

(a) If to the Company, to:

Pioneer Natural Resources Company

777 Hidden Ridge

Irving, Texas 75038

Attention: Mark H. Kleinman

Email: mark.kleinman@pxd.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Michael P. Darden; Jeffery A. Chapman

Email: MPDarden@gibsondunn.com; JChapman@gibsondunn.com

(b) If to an Initial Holder, to the address or email address of such Initial Holder as they appear on such Initial Holder’s signature page attached hereto or such other address or email address as may be designated in writing by such Holder; and

(c) If to any other Holders, to their respective addresses or email addresses set forth on the applicable Adoption Agreement;

or to such other address or email address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any such communication shall be deemed to have been received (a) when delivered, if personally delivered, (b) the next Business Day after delivery, if sent by nationally recognized, overnight courier, (c) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail or (d) on the date sent, if sent by email during normal business hours of the recipient or on the next Business Day, if sent by email after normal business hours of the recipient.

Section 6.7 Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Majority Holders, provided, however, that this Agreement may not be amended, modified or supplemented in a manner that is disproportionately adverse to the rights of a Holder under this Agreement as compared to the other Holders without the prior written consent of such Holder. No course of dealing between the Company and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.8 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 6.9 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

PIONEER NATURAL RESOURCES COMPANY

By:
Name:
Title:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

HOLDERS:

[HOLDER]

By:
Name:
Title:

Address: Contact Person: Email:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

[HOLDER]

By:
Name:

Address: Contact Person: Email:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights Agreement, dated as of [●], 2021, among Pioneer Natural Resources Company, a Delaware corporation (the “Company”), and the Holders party thereto (as amended from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1. Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Company Common Stock subject to the terms and conditions of Registration Rights Agreement, among the Company and the Holders party thereto.

2. Agreement. Transferee (a) agrees that the shares of Company Common Stock acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (b) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

3. Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed below Transferee’s signature.

4. Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Company Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

Address: Contact Person: Telephone Number: Email:

A-1

Exhibit C

Final Form

ESCROW AGREEMENT

among

[SELLER],

[PURCHASER],

[PARENT]

and

[                    ], as Escrow Agent

Dated as of [            ], 2021

ESCROW AGREEMENT (this “Agreement”), dated as of [            ], 2021 (the “Execution Date”), by and among [                    ], a Delaware limited liability company (“Seller”), on the one part, and [                    ], a Delaware corporation (“Purchaser”), and [                    ], a Delaware corporation (“Parent” and, together with Purchaser, the “Purchaser Parties”), and [                    ], a national banking association organized and existing under the laws of the United States of America (“[                    ]”) and acting solely in its capacity as escrow agent under this Agreement, and any successors appointed pursuant to the terms hereof ([                    ] in such capacity, the “Escrow Agent”). Seller, Purchaser and Parent are sometimes referred to herein individually as an “Interested Party” and are sometimes collectively referred to herein as the “Interested Parties”.

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of [                    ], 2021 (the “Purchase Agreement”), by and between the Interested Parties, the Interested Parties have agreed to establish an escrow arrangement for the purposes set forth therein;

WHEREAS, the Purchaser Parties has appointed [                    ] as transfer agent for handling of the newly issued and registered securities (“Transfer Agent”); and

WHEREAS, the Interested Parties wish to appoint [                    ] as Escrow Agent and [                    ] is willing to accept such appointment and to act as Escrow Agent, in each case upon the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the parties hereto agree as follows:

1.    Establishment of Escrow Account. On [            ], 2021, the Purchaser Parties shall instruct the Transfer Agent to issue [                    ] shares of common stock of Parent, par value $0.01 per share (the “Parent Common Stock”, and such shares, collectively, the “Escrow Deposit”, and together with any proceeds received on account thereof (including any cash proceeds from a Seller Directed Sale) or as distributions thereon, or any interest or earnings on any Escrow Cash (as defined below), collectively, the “Escrow Property”) in accordance with Section 3(a) below. Pursuant to Section 3 below and at such time of issuance the Escrow Agent shall hold the Escrow Property constituting Parent Common Stock in the Stock Escrow Account. Pursuant to Section 3 below, the Escrow Agent shall hold any Escrow Property constituting cash in the Cash Escrow Account.

2.    Claims and Payment; Release from Escrow.

(a)    Except as provided in Section 3(d) below, the Escrow Agent shall hold the Escrow Property in safekeeping and disburse the same or any part thereof only in accordance with and upon: (i) written instructions of each of the Interested Parties (a “Joint Written Direction”), duly executed by an Authorized Person of each of the Interested Parties (or counterparts thereof), or (ii) a written instruction, order or judgment (x) which has not been reversed, stayed, modified, amended, enjoined, set aside, annulled or suspended, (y) with respect to which no request for a stay, motion or application for reconsideration or rehearing, notice of appeal or petition for certiorari is filed within the deadline provided by applicable statute or regulation or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought and (z) as to which the deadlines for filing such request, motion, petition, application, appeal or notice referred to in clause (y) above have expired of a court of competent jurisdiction (a “Final Order”).

(b)    Not later than two (2) Business Days after receipt of a Joint Written Direction or seven (7) Business Days after receipt of a Final Order, in either case, directing the Escrow Agent to disburse property from the Escrow Property contained in the Stock Escrow Account or Cash Escrow Account in accordance with the terms and provisions of such Joint Direction or Court Direction, the Escrow Agent shall disburse such Escrow Property in accordance therewith.

(c)    Any Joint Direction or Final Order may instruct the Escrow Agent to release all or any portion of the remainder of the Escrow Property contained in the Stock Escrow Account or Cash Escrow Account.

(d)    All disbursements to any Interested Party of all or any portion of the Escrow Property shall be made in accordance with the instructions provided to the Escrow Agent by the Interested Parties as set forth in Schedule D attached hereto or any other instructions as may be provided in a Joint Written Direction or Final Order. In connection with any disbursement of Escrow Property constituting Parent Common Stock, the Escrow Agent shall transfer such Parent Common Stock from the Stock Escrow Account to a brokerage account (or other securities account) designated by the applicable Interested Party in the applicable Joint Written Direction or Final Order.

(e)    Unless otherwise directed in a Joint Written Direction or Final Order, if, pursuant to any distribution made in accordance with this Section 2, the Escrow Agent will deliver shares of Parent Common Stock to an Interested Party (or its designee), the Escrow Agent shall also concurrently deliver to such person all Dividends (as defined below) received on account of such shares and held by the Escrow Agent at such time.

3.    Safekeeping of Escrow Property.

(a)    Initial Registration. At the time of issuance, the Purchaser Parties shall instruct the Transfer Agent to open a segregated account on their books and records entitled “[                    ] solely in its capacity as Escrow Agent for [                    ] and [                    ]” (such account, the “Stock Escrow Account”). The Parent Common Stock constituting the Escrow Deposit shall be issued in book-entry form in the name of the Stock Escrow Account on the books and records of the Transfer Agent, without restriction other than restrictions on transfer due to the fact that the shares of Parent Common Stock constituting the Escrow Deposit are expected to be “restricted” securities under federal and state securities laws by virtue of being issued in a transaction exempt from registration with the United States Securities and Exchange Commission, and other than any restrictions set forth in the Registration Rights Agreement dated as of the Closing Date (as defined in the Purchase Agreement), by and between Parent and the holders party thereto. Upon receipt of a Joint Written Direction or a Final Order in accordance with Section 2 or Seller Directed Sale Instructions in accordance with Section 3(d) (which Joint Written Direction, Final Order or Seller Directed Sale Instruction shall include the information to be included on Annex A to Schedule E), in each case subject to clause 3(e) below, the Escrow Agent shall deliver an instruction to the

Transfer Agent in substantially the form of Schedule E (with such changes as the Transfer Agent may reasonably request), instructing the Transfer Agent to transfer the aggregate number of shares of Parent Common Stock being distributed to the party or parties set forth in the Joint Written Direction, Final Order or Seller Directed Sale Instruction, together with such other documentation as may be reasonably requested by the Transfer Agent to effect such transfer (including, without limitation, any requested stock powers or medallion guarantees and the applicable IRS Form for such transferee(s)) (collectively, the “Additional Transfer Documentation”), upon receipt of which the Transfer Agent shall be responsible to transfer the shares of Parent Common Stock out of the name of the Stock Escrow Account and into the name of the relevant party or parties receiving such shares, and thereafter the Escrow Agent shall have no further responsibility to deliver or cause to deliver such shares to such relevant party, provided that notwithstanding the foregoing, the Escrow Agent shall cause the proceeds from any transfer of shares of Parent Common Stock pursuant to a Seller Directed Sale Transaction to be deposited into the Cash Escrow Account. The Escrow Agent shall have no responsibility or liability for the actions or omissions of the Transfer Agent, or to monitor or ensure that the applicable shares of Parent Common Stock are transferred, registered and timely delivered to the relevant party by the Transfer Agent; provided, however, that, notwithstanding the foregoing, the Escrow Agent shall be responsible for providing the Transfer Agent, with respect to any delivery to be made hereunder in accordance with any applicable Joint Written Direction, Final Order or Seller Directed Sale Instruction, any reasonably requested Additional Transfer Documentation; provided further that the Escrow Agent shall not be responsible for the failure to provide all or any portion of any reasonably requested Additional Transfer Documentation that requires information required to be provided by a third party that the Escrow Agent is unable to obtain upon using commercially reasonable efforts to do so.

(b)    Cash Dividends. Any cash dividends and any other cash distributions from or with respect to the Escrow Property received by the Escrow Agent from time to time during the term of this Agreement (“Dividends”) shall be deposited by the Escrow Agent into the Cash Escrow Account and remitted per instructions received in accordance with Section 2 above.

(c)    Corporate Actions. Seller shall be entitled to exercise all voting rights with respect to the Escrow Property. The Escrow Agent shall not vote any such shares, and shall not execute or deliver any proxy with respect to voting such shares, unless and until the Escrow Agent has received written instruction from Seller. The Escrow Agent shall deliver any proxy materials to Seller upon receipt of the proxy materials. The Escrow Agent shall not be responsible for delivering a vote on behalf of Seller in the event Seller does not provide written instructions pursuant to Section 12 herein to the Escrow Agent.

(d)    Seller Directed Sale. At any time from and after the registration of the Escrow Deposit until the full disbursement of Escrow Property in accordance with the terms hereof, Seller shall be entitled to deliver, in its sole discretion, written instructions to the Escrow Agent instructing the Escrow Agent to sell all or any portion of the Parent Common Stock that is included in the Escrow Property, including pursuant to a registered offering of such securities effected in accordance with the Registration Rights Agreement (as defined in the Purchase Agreement) (such sale, a “Seller Directed Sale”, and such written instructions, “Seller Directed Sale Instructions”). The Escrow Agent shall take all actions reasonably requested in writing by Seller in furtherance of the Seller Directed Sale. Upon the consummation of the Seller Directed

Sale, the Escrow Agent shall deposit the proceeds of such Seller Directed Sale into an interest-bearing account insured by the Federal Deposit Insurance Corporation to the applicable limits (the “Cash Escrow Account”, and together with the Stock Escrow Account, the “Escrow Accounts”). The account information for the Cash Escrow Account is:

Bank Name: [ ]
ABA: [●];
Account Name: [●];
A/C#.: [●];
Ref: [●]

The Interested Parties acknowledge that the initial interest rate applicable to the Cash Escrow Account is subject to change from time to time and shall be reflected in the monthly statement provided to the Interested Parties. The Escrow Agent shall invest the any cash deposited into the Cash Escrow Account (“Escrow Cash”) on the date of deposit provided that it is received on or before 11:00 a.m. New York City time. Any Escrow Cash deposited into the Cash Escrow Account after 11:00 a.m. New York City time shall be treated as if received on the following Business Day. The Escrow Agent is hereby authorized and directed to sell or redeem any investments of Escrow Cash as it deems necessary to make any payments or distributions required under this Agreement. The Escrow Agent shall have no responsibility or liability for any loss in the value of any investment of Escrow Cash made pursuant to this Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of investments made with Escrow Cash. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity; provided, that the terms of such purchases and sales are effected on terms that are substantially similar to those that would be agreed upon with a third party executing such purchases and sales. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

(e)    Restricted Securities. The Escrow Agent shall have no responsibility with respect to the delivery or transfer of shares of Parent Common Stock in the Stock Escrow Account unless the Parent and the Seller, as applicable, provide, at their respective cost and expense, any certification, opinion of counsel or other instrument or document necessary to comply with or satisfy any transfer restrictions to which such shares are subject, including without limitation any opinion of counsel required to be delivered pursuant to any restrictions on such shares in connection with any distribution of shares of Parent Common Stock in the Stock Escrow Account to be made by the Escrow Agent under or pursuant to this Agreement. Any such opinion of counsel shall include the Escrow Agent as an addressee or shall expressly consent to the Escrow Agent’s reliance thereon.

4.    Tax Matters.

(a)    The Interested Parties agree that, for U.S. federal and applicable state income tax purposes, (i) Seller shall be treated as the owner of the Escrow Property and (ii) any interest, earnings, dividends, proceeds or other income with respect to the Escrow Property (“Escrow Earnings”) shall be treated as the income of Seller . The Interested Parties and the Escrow Agent agree that the Escrow Agent will not be responsible for providing tax reporting and withholding for payments which are for compensation for services performed by an employee or independent contractor. As between the Interested Parties, any amount disbursed from the Escrow Accounts shall generally be treated as a payment pursuant to the Purchaser Parties’ obligations to Seller arising from the Purchase Agreement. No Interested Party shall take any position for U.S. federal or applicable state income tax purposes that is inconsistent with the provisions of this Section 4(a), except as required by applicable law.

(b)    If the imputed interest requirements of the Code apply, the Interested Parties are solely responsible to inform the Escrow Agent, provide the Escrow Agent with all imputed interest calculations, and direct the Escrow Agent to disburse imputed interest amounts. The Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information or for the failure of the Interested Parties to provide such calculations or information.

(c)    The Interested Parties shall, upon the execution of this Agreement, provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 or applicable IRS Form W-8, in the case of a non-U.S. person, for each payee, together with any other documentation and information reasonably requested by the Escrow Agent in connection with the Escrow Agent’s tax reporting obligations under the Code and the regulations thereunder. With respect to the Escrow Agent’s tax reporting obligations under the Code, the Foreign Account Tax Compliance Act and the Foreign Investment in Real Property Tax Act and any other applicable law or regulation, the Interested Parties understand that, in the event valid U.S. tax forms or other required supporting documentation are not provided to the Escrow Agent, the Escrow Agent may be required to withhold tax from the Escrow Property and report account information on any earnings, proceeds or distributions from the Escrow Property.

(d)    Should the Escrow Agent become liable for the payment of taxes, including withholding taxes relating to any funds, held by it pursuant to this Agreement or any payment made hereunder, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Interested Parties agree, jointly and severally, to indemnify and hold the Escrow Agent harmless pursuant to Section 6(c) hereof from any liability or obligation on account of taxes and other similar governmental charges that may be assessed or asserted against the Escrow Agent with respect to the Escrow Property (“Tax Losses”); provided, however, that (i) nothing in this Section 4(d) shall apply to any income, franchise or similar taxes imposed by reason of Escrow Agent being party to, or receiving any amounts under, this Agreement and (ii) to the extent any Tax Losses of the Escrow Agent result from, or are attributable to, an Interested Party’s failure to provide a duly completed and properly executed IRS Forms W-8, W-9 and/or other documentation pursuant to Section 4(c), such Interested Party shall be solely responsible for indemnifying the Escrow Agent for such Tax Losses and shall indemnify and reimburse the other Interested Parties for any amounts paid by such other Interested Parties to the Escrow Agent that are attributable thereto.

(e)    No later than 10 days following the end of each calendar quarter during the term of this Agreement during which there are any Escrow Earnings, the Escrow Agent shall cause to be paid to Seller from the Escrow Account an amount equal to (i) the amount of Escrow Earnings with respect to such account from the beginning of such calendar quarter (or, if later, the date hereof) through the end of such quarter (or, if earlier, the date of distribution to Purchaser or Parent, as applicable) multiplied by (ii) 40%; provided, however, that in no event shall any distribution under this Section 4(e) be made from or reduce the Escrow Deposit initially deposited with the Escrow Agent under this Agreement.

(f)    The Escrow Agent’s rights under this Section shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.

5.    Concerning the Escrow Agent.

(a)    Escrow Agent Duties. Each Interested Party acknowledges and agrees that (i) the duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in this Agreement, each of which is administrative or ministerial (and shall not be construed to be fiduciary) in nature, and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement; provided, that in the event of a conflict between this Agreement and the Purchase Agreement, the Purchase Agreement shall control as between the Interested Parties), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, and (iii) the Escrow Agent shall not be required to expend or risk any of its own funds to satisfy payments from the Escrow Property hereunder.

(b)    Liability of Escrow Agent. The Escrow Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction).    In no event shall the Escrow Agent be liable for indirect, incidental, consequential, punitive or special losses or damages (including but not limited to lost profits (other than lost profits that are direct damages)), regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated. The Escrow Agent shall be entitled to reasonably rely upon any written instruction, notice, request or other instrument delivered to it in accordance with the terms of this Agreement without being required to determine the authenticity or validity thereof, or the truth or accuracy of any information stated therein. The Escrow Agent may reasonably act in reliance upon any signature believed by it to be genuine and may reasonably assume that any person purporting to make any statement, execute any document, or send any instruction in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may consult with counsel satisfactory to it, and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel, so long as such counsel was appointed with reasonable care. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians and/or nominees. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its reasonable control (including, without limitation, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

(c) Reliance on Orders. The Escrow Agent is authorized to comply with final orders issued or process entered by any court with respect to the Escrow Property, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Property is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized to reasonably rely upon and comply with any such order, writ, judgment or decree which it is advised is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the Interested Parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

6.    Compensation, Expense Reimbursement and Indemnification.

(a)    Compensation. The Escrow Agent’s compensation specified in Schedule A and the Escrow Agent’s reasonable and documented out-of-pocket expenses actually incurred by the Escrow Agent in the performance of its role under this Agreement shall be borne 50% by Seller and 50% by Purchaser.

(b)    Security and Offset. The Interested Parties hereby grant to the Escrow Agent a right of offset against the Escrow Property with respect to any fees or expenses due to the Escrow Agent hereunder (including any claim for indemnification hereunder). In the event that any fees or expenses, or any other obligations owed to the Escrow Agent (or its counsel) are not paid to the Escrow Agent within 30 calendar days following the delivery of an invoice for the payment of such fees and expenses or the written demand for such payment, then the Escrow Agent may, without further action or notice, pay such fees and expenses from the Escrow Property and may sell, convey or otherwise dispose of the Escrow Property (or necessary portion thereof) for such purpose.

(c)    Indemnification. Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent and its employees, officers, directors, affiliates, and agents (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses of any nature incurred by any Indemnified Party, arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable and documented out-of-pocket attorney’s fees, costs and expenses, except to the extent such loss, liability, damage, cost or expense shall have been finally adjudicated by a court of competent jurisdiction to have resulted solely from the Indemnified Party’s own gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

7.    Dispute Resolution. In the event of any disagreement among any of the Interested Parties to this Agreement, or between any of them and any other person, resulting in adverse claims or demands being made with respect to the subject matter of this Agreement, the Escrow Agent may, at its option, refuse to comply with any claims or demands and refuse to take any other action hereunder, so long as such disagreement continues, and in any such event, the Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refuse to act and refrain from acting until the Escrow Agent shall have received (i) a Final Order, or (ii) Joint Written Instructions, in which case the Escrow Agent shall be authorized to disburse the Escrow Property (or any portion thereof) in accordance with such Final Order or Joint Written Instructions. The Escrow Agent shall be entitled to receive (from and at the expense of the presenting party) an opinion of counsel to the effect that any Final Order is final and not subject to appeal. The Escrow Agent shall have the option, after 30 calendar days’ notice to the Interested Parties of its intention to do so, to petition (by means of filing an action in interpleader or any other appropriate method) any court of competent jurisdiction, for instructions with respect to any dispute or uncertainty, and to the extent required or permitted by law, pay into such court the Escrow Property (or any portion thereof) for holding and disposition in accordance with the instructions of such court. The costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) actually incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be the joint and several obligation of, the Interested Parties.

8.    Entire Agreement; Exclusive Benefit. Except for the Purchase Agreement and the other Transaction Documents with respect to solely the Interested Parties, this Agreement constitutes the entire agreement between the parties and sets forth in its entirety the obligations and duties of the Escrow Agent with respect to the Escrow Property. This Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

9.    Resignation and Removal.

(a)    The Interested Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior written notice of removal signed by an Authorized Person of each of the Interested Parties. The Escrow Agent may resign at any time by giving to each of the Interested Parties thirty (30) calendar days’ prior written notice of resignation.

(b)    Within thirty (30) calendar days after giving the foregoing notice of removal to the Escrow Agent or within thirty (30) calendar days after receiving the foregoing notice of resignation from the Escrow Agent, the Interested Parties shall appoint a successor escrow agent and give notice of such successor escrow agent to the Escrow Agent. If a successor escrow agent has not accepted such appointment by the end of such 30-day period, the Escrow Agent may either (A) safe keep the Escrow Property until a successor escrow agent is appointed, without any obligation to invest the same or continue to perform under this Agreement, or (B) apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.

(c)    Upon receipt of notice of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor escrow agent, less the Escrow Agent’s fees and reasonable and documented costs and expenses, or hold such Escrow Property (or any portion thereof) pending distribution, until all such fees, costs and expenses are paid to it. Upon delivery of the Escrow Property to the successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

10.    Governing Law; Jurisdiction; Waivers. This Agreement is governed by and shall be construed and interpreted in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY COVERED MATTER, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY SUCH ACTION, SUIT OR PROCEEDING THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE. The parties irrevocably and unconditionally waive any right to trial by jury with respect to any proceeding relating to this Agreement.

11.    Representations and Warranties. Each of the Interested Parties and the Escrow Agent represents and warrants that it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equity principles.

12.    Notices; Instructions.

(a)    Any notice or instruction hereunder shall be in writing in English, and may be sent by (i) secure file transfer or (ii) electronic mail with a scanned attachment thereto of an executed notice or instruction, and shall be effective upon actual receipt by the Escrow Agent in accordance with the terms hereof. Any notice or instruction must be executed by an authorized person of an Interested Party (the person(s) so designated from time to time, the “Authorized Persons”).    Each of the applicable persons designated on Schedule B and Schedule C attached hereto have been duly appointed to act as Authorized Persons hereunder and individually have full power and authority to execute any notices or instructions, to amend, modify or waive any provisions of this Agreement, and to take any and all other actions permitted under this Agreement, all without further consent or direction from, or notice to, it or any other party. Any notice or instruction must be originated from a corporate domain. Any change in designation of Authorized Persons shall be provided by written notice, signed by an Authorized Person, and actually received and acknowledged by the Escrow Agent. Any communication from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted in accordance with the Escrow Agent’s internal procedures. The Interested Parties agree that the above security procedures are commercially reasonable.

If to Purchaser Parties:

[                    ]

[                    ]

[                    ]

Attention: [                    ]

E-mail: [                    ]

With a copy to (which copy shall not constitute notice):

[                    ]

[                    ]

[                    ]

Attention: [                    ]

E-mail: [                    ]

If to Seller:

[                    ]

[                    ]

[                    ]

Attention: [                    ]

E-mail: [                    ]

With a copy to (which copy shall not constitute notice):

[                    ]

[                    ]

[                    ]

Attention: [                    ]

E-mail: [                    ]

If to the Escrow Agent:

[                    ]

[                    ]

[                    ]

Attention: [                    ]

E-mail: [                    ]

(b)    Any funds to be paid by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the instructions set forth on Schedule D, or as otherwise may be instructed by the Interested Parties.

13.    Amendment; Waiver. Any amendment of this Agreement shall be binding only if evidenced by a writing signed by each of the parties to this Agreement. No waiver of any provision hereof shall be effective unless expressed in writing and signed by the party to be charged.

14.    Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision of this Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

15.    Mergers and Conversions. Any corporation or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation or entity succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

16.    Termination. This Agreement shall terminate and the Escrow Account shall be closed upon the distribution of all Escrow Property from the Escrow Account established hereunder in accordance with the terms of this Agreement, subject, however, to the survival of obligations specifically contemplated in this Agreement to so survive.

17.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Scanned signatures on counterparts of this Agreement shall be deemed original signatures with all rights accruing thereto except in respect to any non-US entity, whereby originals are required.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized representative as of the day and year first written above.

[ ],
as Escrow Agent

By:
Name:
Title:
Date:

[ ]

By:
Name:
Title:
Date:

[ ]

By:
Name:
Title:
Date:

[ ]

By:
Name:
Title:
Date:

SCHEDULE A

ESCROW AGENT FEE SCHEDULE

A-1

SCHEDULE B

AUTHORIZED LIST OF SIGNERS

Each of the following person(s) is authorized to execute documents and to direct the Escrow Agent as to all matters, including funds transfers, on Purchaser Parties’ behalf.

[ ]
[ ]
Please check(1):

	Specimen Signature	Upload	Maker	Checker
Name		☐	☐	☐
Title
Phone
E-mail Address*

Name
Title		☐	☐	☐
Phone
E-mail Address*

Name
Title		☐	☐	☐
Phone
E-mail Address*

The Escrow Agent may confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name

*	must be a corporate domain
(1)	Secure File Transfer Designation Descriptions:

UPLOAD ONLY: The individual is authorized to upload such notices or instructions to the SFTP site. (NO CHECKER REQUIRED)

MAKER: The individual is authorized to create and upload such notices or instructions to the SFTP site.

CHECKER: The individual is authorized to authenticate and approve such notices or instructions to the SFTP site

B-1

SCHEDULE C

AUTHORIZED LIST OF SIGNERS

Each of the following person(s) is authorized to execute documents and to direct the Escrow Agent as to all matters, including funds transfers, on Seller’s behalf.

[ ]
Please check(1):

	Specimen Signature	Upload	Maker	Checker
Name
Title		☐	☐	☐
Phone
E-mail Address*

Name
Title		☐	☐	☐
Phone
E-mail Address*

Name
Title		☐	☐	☐
Phone
E-mail Address*

The Escrow Agent may confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name

*	must be a corporate domain
(1)	Secure File Transfer Designation Descriptions:

UPLOAD ONLY: The individual is authorized to upload such notices or instructions to the SFTP site. (NO CHECKER REQUIRED)

MAKER: The individual is authorized to create and upload such notices or instructions to the SFTP site.

CHECKER: The individual is authorized to authenticate and approve such notices or instructions to the SFTP site

C-1

SCHEDULE D

DELIVERY INSTRUCTIONS

TO:	[Name]

[Title]

[Address]

Phone:

email:

These joint instructions are issued as of the [    ] day of [        ], 20[    ], pursuant to Section 2 of that certain Escrow Agreement dated as of [●] (the “Escrow Agreement”) by and among [                    ], a Delaware limited liability company (“Seller”), on the one part, and [                    ], a Delaware corporation (“Purchaser”), and [                    ], a Delaware corporation (“Parent” and, together with Purchaser, the “Purchaser Parties”), and [                    ], a national banking association organized and existing under the laws of the United States of America (“[                    ]”) and acting solely in its capacity as escrow agent under this Agreement, and any successors appointed pursuant to the terms hereof ([                    ] in such capacity, the “Escrow Agent”).

The parties to this certificate are now jointly instructing Escrow Agent to [pay][release] to [Buyer] [Seller] [an amount equal to $[        ]] [a number of shares of Purchaser’s common stock equal to [                    ]] out of the Escrow Account, Account Number [●] [by wire transfer to:]

[Insert wire instructions]

If to Purchaser Parties:

Cash

Bank:

ABA#:

Account Name:

A/C#:

Ref:

Stock Transfers

[To come]

D-1

If to Seller:

Bank:

ABA#:

Account Name:

A/C#:

Ref:

Stock Transfers

[To come]

If to the Escrow Agent:

DTC:

Broker Participant Code:

AC: [                    ] [XXXXXXxx]

ATTN:

Account with Transfer Agent: [                    ]

If to the Escrow Agent:

Cash

Bank:

ABA#:

Account Name:

A/C#:

Ref:

Stock Transfers

DTC:

Broker Participant Code:

AC: [                    ] [XXXXXXxx]

ATTN:

Each of the undersigned hereby represents and warrants that it has been authorized to execute this certificate. These joint instructions may be signed in counterparts.

PURCHASER PARTIES:	SELLER:

[ ] [ ]	[ ]

D-1

By:	By:

Name:	Name:

Title:	Title:

D-1

SCHEDULE E

TRANSFER AGENT INSTRUCTIONS

[            ], 20[        ]

[Transfer Agent]

Re:	[Parent] (the “Company”)

Dear [                    ],

Reference is made to shares of the Company’s common stock, par value $0.01 per share, held on your books and records in the name of “[                    ] solely in its capacity as Escrow Agent for [                    ] and [                    ]”. As the registered owner of such shares, we hereby authorize and instruct you to transfer an aggregate [                    ] of such shares to the persons and in the amounts set forth on Annex A.

[Signature page follows]

Respectfully,

[ ], as Escrow Agent

By:
Name:
Title:

Signature Page to

Transfer Agent Instruction Letter

Annex A

Holder	Address of Record	Number of Shares of Common Stock To Be Transferred	[DTC Account No.] [Certificate No.]
[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]
Total		[ ]

E-1